Exhibit 10.1***

2005

AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF BANANASTOCK LIMITED

(1)	CATHERINE SARA YEULET
(2)	JUPITERIMAGES (UK) LIMITED

***	Portions of the exhibit have been omitted and separately filed with the Commission. Confidential treatment has been requested for the omitted portions of the exhibit.

Agreed Form Documents

Escrow Agreement

Resignations and acknowledgements of directors

Power of Attorney

Minutes of the Buyer

Licence referred to in clause 7.2.10

Secondment Agreement referred to in clause 7.2.11

THIS AGREEMENT	is made on 2005

BETWEEN:

(1)	CATHERINE SARA YEULET, of Henley House, Howe Road, Watlington, Oxfordshire OX49 5EL (“Seller”);

(2)	JUPITERIMAGES (UK) LIMITED, a company incorporated in England and Wales (with registered number 1554847) and whose registered office is at 5 Finch Drive, Springwood Industrial Estate, Braintree, Essex CM7 2SF (“Buyer”).

RECITALS:

(A)	The Company (as defined below) is a private company limited by shares. Further details about the Company are set out in part 1 of schedule 1.

(B)	The Seller wishes to sell and the Buyer wishes to buy all of the issued share capital of the Company on the terms of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:

“Accounts”	the individual unaudited accounts (within the meaning of section 226 Companies Act 1985) of the Company for the two financial periods ended on the Accounts Date, together in each case with the notes and directors’ reports and all other statements incorporated in or annexed to them, as the same are annexed to the Disclosure Letter;

“Accounts Date”	31 December 2004;

“Applestock”	Applestock Limited, a private company limited by shares, incorporated in England and Wales with registered number 5543512 in the process of changing its name to Monkey Business Productions Limited;

“Associate”	in relation to any person, a person who is connected with that person within the meaning of section 839 ICTA;

“Business Day”	a day on which banks are open for business in London, other than Saturday or Sunday;

“Buyer’s Accountants”	the Buyer’s accountants for the time being;

“Buyer’s Group”	the Buyer, any ultimate parent undertaking of the Buyer for the time being and all direct or indirect subsidiary undertakings for the time being of any such parent undertaking;

“Buyer’s Solicitors”	Olswang of 90 High Holborn, London WC1V 6XX;

“CAA”	the Capital Allowances Act 2001;

“Company”	Bananastock Limited, a private company limited by shares incorporated in England and Wales with registered number 4152926;

“Completion Accounts”	a balance sheet of the Company as at the Completion Date and a profit and loss account of the Company for the period from the Accounts Date to the Completion Date prepared in accordance with part 1 of schedule 6 (Completion Accounts), in each case using the format set out in part 3 of schedule 6;

“Completion Date”	the date on which Completion takes place;

“Completion”	completion of the sale and purchase of the Shares in accordance with this Agreement;

“Disclosure Letter”	the disclosure letter in the agreed form from the Seller to the Buyer, dated with the date of this Agreement together with the disclosure documents attached to it;

“Encumbrance”	a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption or other third party right, interest or claim of any kind, or any other encumbrance or security interest of any kind (including, without limitation, any liability imposed or right conferred by or under any legislation) or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Escrow Account”	has the meaning given to it in the Escrow Agreement;

“Escrow Agreement”	the agreement between the Buyer, the Seller, the Buyer’s Solicitors and the Seller’s Solicitors in the agreed form in relation to that part of the purchase price payable for the Shares to be paid into escrow;

“Escrow Claim”	has the meaning given to it in the Escrow Agreement;

“Excluded Assets”	such of the Company’s camera equipment, Volvo and Audi cars, office equipment, furniture, certain props, gym equipment, certain photographic images and certain computer equipment as is to be transferred to Applestock immediately prior to Completion in accordance with the Hive Across Agreement;

“Hive Across Agreement”	the agreement in the agreed form between the Company, Applestock and the Seller for the sale of certain assets of the Company to Applestock and to be entered into immediately prior to Completion;

“ICTA”	the Income and Corporation Taxes Act 1988;

“Independent Accountants”	the independent firm of chartered accountants appointed under clause 6 (Independent Accountants);

“Know-How”	all know-how, expertise, data, information and/or experience of the Seller and those employees of the Company transferring to Applestock under the Hive Across Agreement, used in the business of the Company or relevant to the operation of the business of the Company as it shall continue following Completion;

“Lease”	the lease described in schedule 4;

“Losses”	in relation to any matter, all actual liabilities, losses, claims and reasonable costs and expenses relating to that matter;

“Management Accounts”	the unaudited management accounts of the Company comprising a balance sheet as at 31 July 2005 and a profit and loss account for the period which began on 1 January 2005 and ended on 31 July 2005 as the same are annexed to the Disclosure Letter;

“Net Current Asset Statement”	the statement of the Net Current Asset Value in the format set out in part 2 of schedule 6 (Completion Accounts);

“Net Current Asset Value”	the aggregate value of the current assets of the Company (excluding the Excluded Assets and the amount of the consideration or any other payment received or receivable by the Company under the Hive Across Agreement) as at the Completion Date, less the aggregate amount of the current liabilities of the Company as at the Completion Date, as shown in the Completion Accounts;

“proceedings”	any action or proceedings before a court or tribunal or a statutory, governmental or regulatory body (including an arbitration);

“Production Agreement”	the agreement in the agreed form between the Company, Applestock and the Seller relating to the sale of photographs to the Company;

“Property”	the leasehold property demised by the Lease;

“Relief”	has the meaning given to it in part 1 of schedule 3;

“Seller’s Accountants”	the Seller’s accountants for the time being;

“Seller’s Solicitors”	Clintons of 55 Drury Lane, London WC2B 5RZ;

“Shares”	all the issued shares in the capital of the Company;

“Tax Authority”	has the meaning given to it in part 1 of schedule 3;

“Tax Claim”	a claim under the Tax Covenant or for any breach of any of the Tax Warranties;

“Tax Covenant”	the tax covenants given in favour of the Buyer set out in part 3 of schedule 3;

“Tax Warranties”	the warranties of the Seller relating to Tax given under clause 9.1 which are set out in part 2 of schedule 3;

“Tax” or “Taxation”	has the meaning given to it in part 1 of schedule 3;

“TCGA”	the Taxation of Chargeable Gains Act 1992;

“VAT”	value added tax as provided for in VATA, and any tax imposed in substitution for it;

“VATA”	the Value Added Tax Act 1994;

“Warranties”	the warranties of the Seller given under clause 9.1 which are set out in schedule 2, and the Tax Warranties; and

“Warranty Claim”	a claim for any breach of any of the Warranties other than a Tax Warranty.

1.2	In this Agreement, unless the context requires otherwise:

1.2.1	any reference to the parties or a recital, clause or schedule is to the parties (and permitted assignees) or the relevant recital, clause or schedule of or to this Agreement and any reference in a schedule to a paragraph is to a paragraph of the schedule or, where relevant, that part of the schedule;

1.2.2	the clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.2.3	use of the singular includes the plural and vice versa;

1.2.4	use of any gender includes the other genders;

1.2.5	any reference to “persons” includes individuals, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

1.2.6	“financial year”, “parent undertaking” and “subsidiary undertaking” have the meanings given to them by sections 223 and 258 Companies Act 1985 respectively;

1.2.7	any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall be construed as referring to that legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation;

1.2.8	any reference to a document being “in the agreed form” means a document in a form agreed by the parties before the signing of this Agreement and either entered into on the date of this Agreement by the relevant parties or initialled by the parties or on their behalf, in the latter case with such amendments as they may subsequently agree;

1.2.9	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

1.2.10	any reference to an agreement includes any form of arrangement, whether or not in writing and whether or not legally binding.

1.3	The schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the schedules and recitals.

1.4	Any undertaking by a party not to do any act or thing includes an undertaking not to allow, cause or assist the doing of that act or thing and to exercise all rights of control over the affairs of any other person which that party is able to exercise (directly or indirectly) in order to secure performance of that undertaking.

2.	AGREEMENT FOR SALE

2.1	At Completion the Seller shall sell and the Buyer shall buy the Shares free from all Encumbrances. The Shares shall be sold with all rights attaching to them at Completion or subsequently, including the rights to receive all dividends and other distributions declared, paid or made at or after Completion.

2.2	The Seller covenants that it has the right to sell the Shares on the terms of this Agreement.

3.	CONSIDERATION

The purchase price for the Shares shall be the sum of £10,883,713 plus any sums payable by the Buyer and minus any sums payable to the Buyer in accordance with clause 5.

4.	COMPLETION ACCOUNTS

4.1	The Buyer shall use its reasonable endeavours to ensure that a draft of the Completion Accounts is prepared as soon as possible after Completion and delivered to the Seller and the Seller’s Accountants on or before the date falling 60 Business Days after Completion, together with the Buyer’s working papers and the Net Current Asset Statement signed by the Buyer.

4.2	The draft Completion Accounts and the calculation of the Net Current Asset Value set out in the Net Current Asset Statement shall be deemed agreed by the Seller on the date falling 20 Business Days after the date on which those documents are first delivered to the Seller and the Seller’s Accountants and shall (save in the case of fraud or manifest error) be final and binding on the parties for all purposes (and shall respectively constitute the Completion Accounts and the calculation of the Net Current Asset Value for the purposes of this Agreement), unless during that period the Seller gives notice to the Buyer that she disagrees with the calculation of the Net Current Asset Value set out in the Net Current Asset Statement. Any notice so given shall include reasonable details of the reasons for any disagreement and any suggested adjustment, together with reasonable supporting evidence for each adjustment, including any relevant working papers.

4.3	If any notice is so served by the Seller during such 20 Business Day period, the Buyer and the Seller shall attempt in good faith to resolve any matters in dispute and agree a final form of Completion Accounts and the calculation of the Net Current Asset Value on or before the date falling 10 Business Days after the date on which the Buyer receives the Seller’s notice. Each of the Buyer and the Seller shall to facilitate such agreement cooperate and where relevant, instruct their respective accountants to cooperate with each other. The Completion Accounts and the calculation of the Net Current Asset Value so agreed by them shall (save in the case of fraud or manifest error) be final and binding on the parties for all purposes (and shall respectively constitute the Completion Accounts and the calculation of the Net Current Asset Value for the purposes of this Agreement). In the absence of agreement between the Buyer and the Seller within that time period (as the same may be extended by the written agreement of both parties), the matters in dispute shall be determined by the Independent Accountants and the Independent Accountants shall be instructed to deliver a calculation of the amount of the Net Current Asset Value and revised Completion Accounts adjusted only to take account of the matters determined by them. As so revised, the Completion Accounts and the Net Current Asset Value shall (save in the case of fraud or manifest error) then respectively constitute the Completion Accounts and the calculation of the Net Current Asset Value for the purposes of this Agreement.

4.4	Each party shall promptly provide to the other or the other’s accountants or professional advisers (and to the Independent Accountants) all such documents and information as may reasonably be requested for the purpose of preparing or reviewing the Completion Accounts and the Net Current Asset Statement. The parties’ obligations under this clause shall, without limitation, extend to providing access to of all working papers in their possession or under their control created in the course of the preparation and/or review of the Completion Accounts and/or Net Current Asset Statement, together (in the case of the Buyer) with extracts from the Company’s accounting records to which the working papers relate or from which the working papers have drawn information, and access upon reasonable notice and during normal working hours to relevant personnel, and to relevant records and information within the possession or under the control, of the relevant party. Pending determination or agreement of the Net Current Asset Value, the Buyer shall maintain the Company’s books and records of account in the United Kingdom.

5.	ADJUSTMENT TO THE CONSIDERATION

5.1	On the date falling 10 Business Days after the calculation of the Net Current Asset Value becomes final and binding on the parties in accordance with this Agreement:

5.1.1	if the Net Current Asset Value is less than £1,238,133, either:

5.1.1.1	the Seller shall pay to the Buyer the amount of the shortfall; or

5.1.1.2	in default of payment as aforesaid, at the Buyer’s election by written notice to the Seller within a further five Business Days, the purchase price payable for the Shares shall be reduced by payment to the Buyer in accordance with the Escrow Agreement of an amount equal to the shortfall, and in such circumstances within five Business Days of such election by the Buyer the Seller shall pay the amount of the shortfall into the Escrow Account; or

5.1.2	if the Net Current Asset Value is greater than £1,238,133, the Buyer shall pay to the Seller an amount equal to the excess.

All payments pursuant to this clause shall be made by telegraphic transfer of immediately available funds to the bank accounts specified in clause 12.

5.2	The agreement or determination of the Net Current Asset Value, to the extent not taking into account any matter then or subsequently giving rise to a Warranty Claim or a claim under the Tax Covenant, shall not prevent the Buyer from asserting that claim or limit the damages recoverable, subject always to schedule 5.

6.	APPOINTMENT OF INDEPENDENT ACCOUNTANTS

6.1	Any matters which this Agreement provides are to be determined by the Independent Accountants may be referred for determination by either the Seller or the Buyer to:

6.1.1	an independent firm of chartered accountants whose identity is agreed between the Seller and the Buyer and whose terms of engagement are agreed to and signed by the accountants, the Seller and the Buyer; or

6.1.2	if no such firm is agreed or no such terms of engagement are signed on or before the date falling 20 Business Days after the date on which a firm is first proposed by either party to the other for the purpose, such independent firm of chartered accountants on such terms of engagement as shall be specified on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales (“President”). If either the Seller or the Buyer fails to sign the terms of engagement of the Independent Accountants specified by the President on or before the date falling five Business Days after the date on which such specification is made, Independent Accountants shall be deemed to have been appointed and to have determined the matter or matters to be referred to the Independent Accountants under this clause in favour of the party who has signed the terms of engagement.

6.2	The Independent Accountants:

6.2.1	shall act as experts and not as arbitrators;

6.2.2	shall decide on the procedure (subject to clause 6.2.3) and timetable to be followed in the determination (provided that, in any event, they shall give the Seller and the Buyer the opportunity of making such representations as each may reasonably require); and

6.2.3	shall be required only to determine those matters that this Agreement provides should be determined by them (and not any additional or separate issues subsequently raised by the parties) and deliver such determination and any calculation, statement or accounts required to be provided by them by this Agreement in writing to the parties on or before the date falling 20 Business Days after the date of the appointment of the Independent Accountants.

6.3	In the absence of fraud or manifest error, the decision of the Independent Accountants and any determination and any calculation, statement or accounts required to be provided by them by this Agreement shall be final and binding on the parties for all purposes. The fees and expenses of the Independent Accountants shall be paid by such party or parties as the Independent Accountants shall determine to be appropriate in their sole discretion, having regard to the relative merits of the arguments of each of the parties. In default of a determination by the Independent Accountants as to fees and expenses, they shall be borne as to 50 per cent by the Buyer and 50 per cent by the Seller. Any charges levied by the President in connection with the specification of the Independent Accountants shall be borne as to 50 per cent by the Buyer and 50 per cent by the Seller.

6.4	The Seller and the Buyer shall each use all reasonable endeavours to co-operate with the Independent Accountants and to enable them to reach their determination within the time period set by this Agreement including by co-operating with any timetable and procedure set by the Independent Accountants. In particular, the Seller and the Buyer shall each provide each other and the Independent Accountants with or with access to all such documents and information as are in their possession or under their control, and access to all relevant personnel (including requesting their respective accountants make themselves available) upon reasonable prior notice and during normal working hours, as may from time to time be requested by the Independent Accountants in their absolute discretion save that the Buyer and the Seller and their respective accountants shall not be obliged to disclose any documents or information to the extent containing advice from such accountants. In the event that either the Seller or the Buyer does not co-operate with or grant access to or supply any document or information so requested within any time specified by the Independent Accountants, the Independent Accountants shall be entitled to make such assumptions for the purposes of making their determination (including any determination as to costs) as a result of that failure to co-operate, grant access or supply such document or information as they shall in their absolute discretion determine to be appropriate.

7.	COMPLETION

7.1	Completion shall take place at the offices of the Buyer’s Solicitors immediately after this Agreement is executed.

7.2	At Completion, the Seller shall deliver or make available to the Buyer:

7.2.1	a transfer of the Shares in favour of the Buyer, or any nominee specified by the Buyer for the purpose, duly executed by the Seller or any other registered holder;

7.2.2	the share certificates representing the Shares or an indemnity in the agreed form for any missing share certificates;

7.2.3	the Disclosure Letter signed by the Seller;

7.2.4	the Escrow Agreement duly executed by the Seller and the Seller’s Solicitors;

7.2.5	the resignation from their respective offices of the sole director and the secretary of the Company in the agreed form, duly executed as a deed;

7.2.6	statements for each bank account of the Company at the close of business on the last Business Day preceding Completion, together with a complete and accurate reconciliation of those statements to cash book balances showing a positive balance of at least £883,713 in sterling, and the cheque books and bank mandates in respect of those accounts;

7.2.7	power of attorney in favour of the Buyer in the agreed form duly executed by the Seller as a deed;

7.2.8	the seal (if any), statutory registers, certificate of incorporation (and any certificate of incorporation on change of name), minute books and share certificate books of the Company, complete and up-to-date up to but not including Completion;

7.2.9	the Production Agreement duly executed by the Seller and Applestock;

7.2.10	a licence in the agreed form relating to the Property duly executed by Applestock and the Company; and

7.2.11	a secondment agreement in the agreed form between the Company and Applestock relating to Tracy Fowler duly executed by Applestock and the Company.

7.3	The Seller shall ensure that a board meeting of the Company is held at Completion at which:

7.3.1	the people nominated by the Buyer are appointed as the directors and secretary (as the case may be) of the Company with immediate effect;

7.3.2	the resignations referred to in clause 7.2.5 are accepted with effect from the close of the meeting;

7.3.3	the licence referred to in clause 7.2.10 and the secondment agreement referred to in clause 7.2.11 are approved for execution;

7.3.4	the transfer referred to in clause 7.2.1 is (if appropriate, subject only to its being duly stamped) approved for registration;

7.3.5	the Production Agreement is approved and executed by the Company; and

7.3.6	each existing bank mandate of the Company is cancelled and a new bank mandate appointing the Buyer’s chosen signatories submitted to the relevant bank.

7.4	At Completion, the Buyer shall deliver to the Seller:

7.4.1	a counterpart Disclosure Letter duly signed by way of acknowledgement of receipt by the Buyer;

7.4.2	a counterpart Escrow Agreement duly executed by the Buyer and the Buyer’s Solicitors;

7.4.3	the Production Agreement duly executed by the Company;

7.4.4	a certified copy of the minutes of a meeting of the directors of the Buyer in the agreed form resolving that the Buyer should enter into this Agreement, and each other document to be signed by it at Completion, and authorising the execution of those documents by each person signing on behalf of the Buyer;

and shall pay the sum of £9,883,713 to the Seller in accordance with clause 12 and pay the sum of £1,000,000 into the Escrow Account.

8.	GUARANTEES AND INDEBTEDNESS

8.1	The Seller shall use all reasonable endeavours to ensure that at or before Completion the Company is released from any guarantees, security interests and indemnities given by it in favour of the Seller or any Associate of the Seller, and pending that release, the Seller shall indemnify the Buyer and the Company on demand against all Losses arising from or in connection with those guarantees, security interests and indemnities.

8.2	The Buyer shall use all reasonable endeavours to ensure that promptly after Completion the Seller is released from all subsisting guarantees, security interests and indemnities given by her in relation to the obligations of the Company and of which full details are contained in the Disclosure Letter with express reference to this clause, and pending that release the Buyer shall indemnify the Seller on demand against all Losses arising on or after Completion from or in connection with those guarantees, security interests and indemnities.

8.3	The Seller shall ensure that at or before Completion all monies owing by the Seller or any Associate of the Seller to the Company are paid in full, whether or not then due for payment and all monies owing by the Company to the Seller or any Associate of the Seller, are paid in full, whether or not then due for payment.

8.4	The Seller shall ensure that at Completion there are no amounts owing by the Company to the Seller or any Associate of the Seller and the Seller shall indemnify the Buyer and the Company on demand against all Losses arising from or in connection with any such amounts which remain owing on or after Completion.

9.	WARRANTIES AND INDEMNITIES

9.1	The Seller warrants to the Buyer that except as disclosed in the Disclosure Letter, each of the Warranties is accurate and not misleading at the date of this Agreement.

9.2	A matter shall be regarded as disclosed in the Disclosure Letter only to the extent that accurate information about that matter is contained in the Disclosure Letter in sufficient detail to identify the nature and scope of that matter and the Warranties which are to be regarded as qualified by it.

9.3	Each of the Warranties is separate and is to be construed independently of the other Warranties and any other provisions of this Agreement.

9.4	The Seller acknowledges that the Buyer is entering into this Agreement in reliance on the Warranties.

9.5	No matter within the imputed or constructive knowledge of the Buyer or the actual, imputed or constructive knowledge of the Buyer’s agents or advisers on the date of this Agreement, other than a matter disclosed in accordance with clause 9.2, shall be regarded as qualifying the Warranties or as being disclosed in the Disclosure Letter, so that neither the Buyer’s right to make a Warranty Claim or a claim for breach of any of the Tax Warranties nor the quantum of any such claim made shall be affected by any such actual, imputed or constructive knowledge. This clause shall apply whether such actual, imputed or constructive knowledge on the date of this Agreement was obtained as a result of an investigation made by or on behalf of the Buyer into the Company, by virtue of any matter contained or referred to in any draft version of the Disclosure Letter, or in any other way. The Buyer warrants that it is not aware of any matter which would entitle it to make a Warranty Claim or claim for breach of any of the Tax Warranties.

9.6	The Seller unconditionally and irrevocably waives any rights it may have against (and undertakes not to make any claims against or pursue any action to join in as a third party or seek a contribution or indemnity from) the Company, or any director or employee of the Company on whom the Seller has or may have relied, in connection with preparing the Disclosure Letter or agreeing to any terms of this Agreement.

9.7	Without prejudice to any other remedy available to the Buyer and without limiting the right of the Buyer to claim damages on any basis, the Seller acknowledges and agrees with the Buyer that if there is a breach of any of the Warranties or if the Buyer and/or the

Company have a right to be indemnified under clause 9.10, the Buyer shall, subject to proving liability, be entitled to claim and recover from the Seller an amount equal to any liability or increase in any liability, lost profit, increased loss and/or diminution or shortfall in value of any asset of the Company arising out of the breach of Warranty or claim under clause 9.10, that amount to be calculated on a going concern basis.

9.8	Schedule 5 (Limitations on Seller’s liability) shall apply to limit or exclude, in accordance with its terms, any liability which the Seller might have in respect of any Warranty Claim (and, as specifically provided therein, to any claim under the Tax Covenant or for breach of the Tax Warranties) and part 4 of schedule 3 (Miscellaneous, including exclusions and limitations, conduct of claims and payments) shall apply to limit or exclude, in accordance with its terms, any liability which the Seller might have in respect of any Tax Claim, provided that no provision of that schedule shall apply to any such liability arising out of or in connection with any negligent (in the case of a Tax Claim) or fraudulent or wilful act or omission by or on behalf of the Seller.

9.9	Notwithstanding any other provision of this clause 9, nothing in the Disclosure Letter or schedule 5 shall qualify or limit the scope of the Warranties referred to in paragraphs 1.1 to 1.8 (inclusive), 9.4, 10.1, 10.2 and 11 of part 1 of schedule 2 save that in relation to the Warranty referred to in paragraph 11 of part 1 of schedule 2 only, the provisions of paragraph 1.3 of schedule 5 shall apply.

9.10	The Seller shall indemnify the Buyer and the Company on demand against all Losses incurred by the Buyer arising from or in connection with the claim made by Tom Brakefield against the Company relating to the alleged loss by the Company of transparencies owned by Mr Brakefield.

9.11	Any amount paid by or on behalf of the Seller in respect of a breach of the Warranties and/or under a claim made under the Tax Covenant or clause 9.10 shall be deemed to reduce the purchase price payable for the Shares by, and be a repayment of, that amount.

9.12	Any statement which refers to the awareness, knowledge or belief of the Seller or analogous expression shall be deemed to include an additional statement that it has been made after careful and appropriate enquiry of Mark Butler, Tracy Fowler, Ian Allenden and Lisa Harris and all such other people of whom the Seller may reasonably be expected to make enquiries given the subject matter of the relevant provision and the awareness, knowledge or belief of the Seller shall be deemed to include that of each such person. The Seller warrants to the Buyer that the four individuals listed above are the only employees of the Company of whom it would have been reasonable and appropriate for the Seller to have asked to review the Warranties.

9.13	The Buyer shall not be entitled to rescind this Agreement after Completion in any circumstances.

9.14	Each party confirms that, it has not relied on any representation or warranty or undertaking which is not contained in this Agreement.

9.15	In the event that a third party makes a claim against the Company which gives rise to a Warranty Claim, the Buyer agrees that it shall not and shall ensure that no member of the Buyer’s Group shall admit liability in respect of or compromise or settle any such third party claim without the prior written consent of the Seller, (such consent not to be unreasonably withheld or delayed) save where the Buyer reasonably believes that the failure to compromise or settle liability in the manner proposed by the Seller would have or would be likely to have a material and adverse impact on the business of the Company.

9.16	Save as is provided in clause 9.15 if there is any dispute between the Seller and the Buyer as to whether liability in respect of any third party claim should be admitted or whether that claim should be settled or compromised, liability shall not be admitted, and that claim shall not be settled or compromised, other than in accordance with the provisions of this paragraph. Any such dispute shall be referred to leading counsel agreed between the Seller and the Buyer or, in default of agreement, on or before the date falling seven days after the date on which an individual is first proposed for the purpose by either the Seller or the Buyer, by the President for the time being of the Law Society of England and Wales on the application of either the Seller or the Buyer. Any individual to whom a dispute is so referred shall be instructed in writing to give a written opinion, as soon as is reasonably practicable, as to which of the courses of conduct proposed by the Buyer and by the Seller is most likely to result in the third party claim being agreed, settled or compromised at the least cost to the Buyer. The decision of counsel (who shall act as expert and not as arbitrator) shall be final and binding on the Buyer and the Seller for all purposes. Counsel’s fees and expenses shall be borne by the Seller and the Buyer as counsel may determine in his sole discretion or, if no such determination is made by the Seller and the Buyer in equal shares. The parties shall then implement counsel’s decision as soon as is reasonably practicable.

9.17	Nothing in this Agreement restricts or limits the Buyer’s general obligation at law to mitigate any loss or damage which it may incur in consequence of any Warranty Claim or claim for breach of any of the Tax Warranties.

9.18	The Buyer shall and shall ensure that each member of the Buyer’s Group shall, preserve all documents, records, correspondence, accounts, and other information whatsoever relevant to a matter which has given rise to a Warranty Claim or a Tax Claim for the period specified in paragraph 2 of schedule 5 and paragraph 7.3 of part 4 of schedule 3 respectively.

9.19	The Seller shall not be liable in respect of a Warranty Claim to the extent that the Seller has (without cost to the Buyer or the Company) remedied the relevant breach or compensated the Buyer from any loss suffered by it in respect of such claim.

9.20	The parties agree that save where specifically provided otherwise in this Agreement, if any sum becomes payable by the Seller to the Buyer pursuant to this Agreement, the Buyer agrees that during the period of 18 months following the date of this Agreement it shall to the extent permitted by the Escrow Agreement and to the extent that Escrow Claims exceeding the Escrow Amount have not already been made, make an Escrow Claim in relation to such sum prior to making any other claim for recovery of such sum from the Seller.

10.	TAX

The provisions of part 3 of schedule 3 shall have effect on Completion.

11.	PROTECTION OF THE INTERESTS OF THE BUYER

11.1	The Seller acknowledges that the Buyer is buying the Shares in accordance with the terms of this Agreement and that the Buyer is therefore entitled to protect the goodwill of the Company. Accordingly, the Seller agrees that she shall not, directly or indirectly, alone or jointly with any other person, and whether as shareholder, partner, director, principal, consultant or agent or in any other capacity:

11.1.1	for the Relevant Period, carry on or be engaged, interested or concerned in, or assist any business which within the Restricted Territory competes with any business carried on by the Company at Completion, including without limitation, acquiring, selling or licensing any rights in any photographic images in the Restricted Territory;

11.1.2	for the Relevant Period, and to the detriment of any business of the Company carried on as at Completion deal or do business with any Distributor;

11.1.3	for the Relevant Period, and to the detriment of any business of the Company carried on as at Completion, deal or do business with any Prospective Distributor;

11.1.4	for the Relevant Period, and to the detriment of any business of the Company carried on as at Completion, solicit business from any Distributor;

11.1.5	for the Relevant Period, and to the detriment of any business of the Company carried on as at Completion, solicit business from any Prospective Distributor;

11.1.6	for the Relevant Period, and to the detriment of any business of the Company carried on at Completion, induce or endeavour to induce any Supplier to cease to supply or to restrict or adversely to vary the terms of supply to that business or to breach any provision of any agreement that Supplier might have with the Company;

11.1.7	for the Relevant Period, and to the detriment of any business of the Company carried on as at Completion, employ or engage the services of any Senior Employee;

11.1.8	for the Relevant Period, and to the detriment of any business of the Company carried on as at Completion, induce, or endeavour to induce, any Senior Employee to leave his position, whether or not that person would commit a breach of his contract by so leaving.

11.2	The provisions of clause 11.1 shall be limited as follows:

11.2.1	nothing in clause 11.1 shall prohibit the Seller from holding any interest in any securities listed or dealt in on any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000) if the Seller and any Associate of the Seller are together interested in securities which amount to less than three per cent of the issued securities of that class and which in all circumstances carry less than three per cent of the voting rights (if any) attaching to the issued securities of that class, and if neither the Seller nor any Associate of the Seller is involved in the management of the business of the issuer of the securities or any subsidiary undertaking of that issuer except by virtue of the exercise of any voting rights attaching to the securities;

11.2.2	nothing in clause 11.1.1 shall prevent Applestock and the Seller from complying with their respective obligations and exercising their respective rights under clause 2.3 of the Production Agreement;

11.2.3	nothing in clause 11.1.6 shall prevent Applestock from sub-contracting the supply of any photographic images required to be provided by Applestock under the Production Agreement to any Supplier, provided that Supplier does not thereby breach the terms of any contract with the Company;

11.2.4	nothing in clause 11.1.6 shall prevent Applestock from acquiring or licensing photographic images from any Supplier provided that such images are not exploited in any way by Applestock during the Relevant Period and the relevant Supplier does not commit a breach of any contract that Supplier might have with the Company by so selling or licensing such images to Applestock; and

11.2.5	nothing in clause 11.1.1 shall prevent Applestock from undertaking Commissions provided that such Commissions (i) do not consist of providing stock images (ii) are not undertaken for any competitor of the Buyer or any member of the Buyer’s Group; (iii) are not undertaken for any customer of the Buyer or the Buyer’s Group following a solicitation of the same by Applestock; and (iv) do not conflict with Applestock’s obligations to the Company under the Production Agreement.

11.3	The Seller shall not disclose or use any confidential information or trade secrets relating to the Company or any of its customers or suppliers and shall use all reasonable endeavours to prevent the publication or disclosure of any such confidential information or trade secrets, as the case may be. This clause shall not prohibit disclosure of:

11.3.1	confidential information or trade secrets under a legal obligation involuntarily incurred or if required by the law of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction, provided that in any such case, the Seller shall take all such steps as may be reasonable and practicable in the circumstances to consult with the Buyer before the relevant disclosure is made and shall take into account the Buyer’s reasonable comments;

11.3.2	any confidential information or trade secret which is or becomes part of the public domain without breach of this clause or clause 11.5; or

11.3.3	confidential information or trade secrets disclosed to any professional advisers of the Seller.

11.4	The Seller shall not at any time after the Completion Date use in any manner in the course of any business, or (so far as within its power) permit or encourage to be so used, other than by the Company, the names Bananastock, or any other trade or business name or any mark, sign or logo used by the Company or any confusingly similar name, mark, sign or logo, or present herself or permit herself to be presented as in any way connected with the Company or interested in the Shares save by virtue of the Production Agreement.

11.5	The Seller shall ensure that none of her Associates from time to time takes or omits to take any action which, if taken or omitted by the Seller, would constitute a breach of clauses 11.1, 11.3 or 11.4.

11.6	Since the Seller has confidential information relating to the Company and a detailed awareness of the Company’s client connections, and since the purchase price payable for the Shares has been calculated on the basis that the Seller would assume the obligations set out in this clause 11, the parties acknowledge that each of those obligations is reasonable as to subject matter, area and duration and is necessary to protect the Buyer’s legitimate interest in the goodwill of the Company.

11.7	Without prejudice to any other remedy which may be available to the Buyer, the parties agree that the Buyer shall be entitled to seek injunctive or other equitable relief in relation to any breach of clauses 11.1, 11.3, 11.4 and 11.5, it being acknowledged that an award of damages might not be an adequate remedy in the event of such a breach.

11.8	While the restrictions in this clause 11 are considered by the parties to be reasonable in all the circumstances it is agreed that if any provision of this clause 11 is found by any court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the goodwill of the Company but would be adjudged reasonable if any part of the wording of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletions, restrictions or limitations as may be necessary to make it valid.

11.9	Each of the Seller and Buyer acknowledges that she or it (as the case may be) has entered into this Agreement on an arm’s length basis and that she or it (as the case may be) has taken independent legal advice in so doing.

11.10	Each of the obligations assumed by the Seller in this clause 11 is separate and severable and shall be construed and be enforceable independently of the others, and is assumed without prejudice to any other obligation of the Seller implied at law or in equity.

11.11	In this clause 11:

11.11.1	“Commissions” a special request by a third party to produce specific images for the third party’s use in advertising or promotion but not for redistribution and not for the production of stock images;

11.11.2	“Distributor” means any person who was a distributor for the Company during the period of 12 months ending on the Completion Date;

11.11.3	“Prospective Distributor” means any person who was at any time during the period of 12 months ending on the Completion Date negotiating with the Seller and reasonably likely to become a distributor for the Company;

11.11.4	“Relevant Period” the period of two years following the date of Completion or, if shorter, the period beginning on Completion and ending on the date (if any)

on which Applestock terminates the Production Agreement under clauses 12.3.1 and 12.3.2 of the Production Agreement in accordance with its terms by reason of the Company’s material and unremedied breach of such agreement or the Company terminates the Production Agreement in breach of its terms;

11.11.5	“Restricted Territory” all territories in which the Company has sold or licensed or offered for sale or licence, photographic images as at the Completion Date and any other territory worldwide;

11.11.6	“Senior Employee” means Mark Butler; and

11.11.7	“Supplier” means any supplier of photographic images to the Company during the period of 12 months ending on the Completion Date.

12.	PAYMENTS AND INTEREST

12.1	Payments to be made to the Seller under this Agreement shall be made in pounds sterling by telegraphic transfer of immediately available funds to the following account of the Seller:

Bank:	[Omitted and filed separately with the Commission]***

Sort code:	[Omitted and filed separately with the Commission]***

Account name:	[Omitted and filed separately with the Commission]***

Account number:	[Omitted and filed separately with the Commission]***

or to any other account of which the Seller gives the Buyer at least three Business Days’ notice from time to time.

12.2	Payments to be made to the Buyer under this Agreement shall be made in pounds sterling by telegraphic transfer of immediately available funds to the following account of the Buyer:

Bank:	[Omitted and filed separately with the Commission]***

Sort code:	[Omitted and filed separately with the Commission]***

Account name:	[Omitted and filed separately with the Commission]***

Account number:	[Omitted and filed separately with the Commission]***

SWIFT CODE:	[Omitted and filed separately with the Commission]***

IBAN:	[Omitted and filed separately with the Commission]***

or to any other account of which the Buyer gives the Seller at least three Business Days’ notice from time to time.

***	Portions of the exhibit have been omitted and separately filed with the Commission. Confidential treatment has been requested for the omitted portions of the exhibit.

12.3	Payments to be made into the Escrow Account, as defined in the Escrow Agreement, under this Agreement shall be made in pounds sterling by telegraphic transfer of immediately available funds to the account opened pursuant to the Escrow Agreement and notified to the parties by the Buyer’s Solicitors and the Seller’s Solicitors or if such account has not then been opened, into the client account of the Buyer’s Solicitors.

12.4	Payment of any sum to a party’s solicitors will discharge the obligations of the relevant party to pay the sum in question, and that party shall not be concerned to see the application of the monies so paid.

12.5	Interest shall accrue on monies which are not paid when due under this Agreement from the due date for payment (or, if there is no due date for payment, from the date payment is demanded) until the date of actual payment at the rate of two per cent above the base rate for the time being of Barclays Bank plc. Such interest shall accrue on a daily basis, both before and after judgment, and be compounded quarterly and be payable on demand.

12.6	Each payment to be made by a party under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law.

12.7	In the event that:

12.7.1	any deduction or withholding is required by law to be made from any sum payable by one party to the other under this Agreement, the payer shall be obliged to pay such increased sum as will, after the deduction or withholding has been made, leave the recipient with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding; and

12.7.2	any sum paid or payable to the Buyer under this Agreement (the “original sum”) is or will be chargeable to Tax, the Seller shall be obliged to pay such further or increased sum or sums as will ensure that, after payment of the Tax, there shall be left an amount equal to the original sum and for these purposes a sum shall be regarded as chargeable to Tax in circumstances where it would have been chargeable to Tax but for some Relief available to the Buyer.

13.	ASSIGNMENT

13.1	This Agreement shall be binding on and ensure for the benefit of the successors and permitted assignees of the parties.

13.2	Except as provided in clause 13.3, no party and no third party referred to in clauses 17.1 or 17.2 may assign or otherwise dispose of any rights under this Agreement, at law or in equity, including by way of declaration of trust. Any purported assignment in breach of this clause shall be void and confer no rights on the purported assignee.

13.3	The Buyer may assign all or any of its rights under this Agreement to any member of the Buyer’s Group, provided that any such member of the Buyer’s Group shall reassign those rights to the Buyer on ceasing to be a member of the Buyer’s Group. In the event of any such assignment, references to the Buyer (other than in this clause) shall be construed as references to the holder for the time being of the Buyer’s rights under this Agreement.

14.	ANNOUNCEMENTS AND CONFIDENTIALITY

14.1	No party may make any press release or other public announcement about this Agreement or the transactions contemplated by it or disclose any of the terms of this Agreement except with the consent of the other party.

14.2	Clause 14.1 shall not apply to any disclosure made by a party to an Associate or to its professional advisers or lenders, or to any announcement or disclosure required by the laws of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction provided that the disclosing party shall take all such steps as may be reasonable and practicable in the circumstances to consult with the other party before the relevant disclosure is made.

14.3	Each party shall ensure that any Associate or professional adviser or lender to which it discloses information under clause 14.2 is made aware of the obligations of confidentiality contained in this clause and complies with this clause as if binding on it directly.

15.	COSTS

Each party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it.

16.	NOTICES

16.1	Any notice, consent or other communication given under this Agreement shall be in writing and in English, and signed by or on behalf of the party giving it, and shall be delivered by hand, or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) or by fax as follows (and, for the avoidance of doubt, may not be given by email):

to the Buyer:

For the attention of:	Mitchell S. Eisenberg, Vice President & General Counsel

Address:	Jupitermedia Corporation, 23 Old Kings Highway South, Darien, CT 06820

Facsimile number:	001 203 655 5079

with a copy (which shall not constitute notice) by hand to Stephen Hermer at the Buyer’s Solicitors; and

to the Seller:

For the attention of:	Cathy Yeulet

Address:	Henley House, Howe Road, Watlington, Oxfordshire OX49 5EL

with a copy (which shall not constitute notice) by hand to James Jones at the Seller’s Solicitors.

16.2	Either party may from time to time notify the other of any other person, address or fax number for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

16.3	Any notice, consent or other communication given in accordance with clause 16.1 and received after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.

16.4	The provisions of clause 16.1 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.

17.	THIRD PARTY RIGHTS

17.1	The Company may rely upon and enforce the terms of clauses 8.1, 8.3 and 8.4 (guarantees and loan accounts), 9.6 and 9.10 (warranties), 11 (protection of the interests of the Buyer) and the directors and employees of the Company may rely upon and enforce the terms of clause 9.6 (waiver of rights in relation to warranties).

17.2	Any assignee of the Buyer’s rights in accordance with clause 13.3 may rely upon and enforce the Warranties and undertakings given by the Seller in this Agreement.

17.3	The rights referred to in clauses 17.1 and 17.2 may be enforced by the third parties referred to in those clauses only with the prior written consent of the Buyer.

17.4	Notwithstanding any other provision of this Agreement, the Seller and the Buyer may by agreement in writing rescind or vary any of the provisions of this Agreement without the consent of any third party, and accordingly section 2(1) of the Contracts (Rights of Third Parties) Act 1999 shall not apply.

17.5	Except as otherwise stated in this Agreement a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement. This clause shall not affect any right or remedy of a third party which exists or is available apart from that Act.

17.6	Without prejudice to section 5 of the Contracts (Rights of Third Parties) Act 1999, to the extent that any third party entitled to enforce rights under this clause 17 has recovered from the Buyer a sum in relation to that third party’s loss in respect of its rights under this Agreement, the Seller shall not be entitled to recover any amount from the Buyer in respect of that loss.

18.	WAIVER

A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of that or any other right or remedy. A waiver of a breach of any term of this Agreement shall not constitute a waiver of any other breach of this Agreement.

19.	CUMULATIVE RIGHTS

The rights and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

20.	FURTHER ASSURANCE

20.1	At or after Completion, the Seller shall at its own cost execute all such documents and do or cause to be done all such other things as the Buyer may from time to time require in order to vest in the Buyer legal title to and the full benefit of the Shares and otherwise all such things as the Buyer may from time to time reasonably require, to give full effect to this Agreement.

20.2	Without limiting clause 20.1, the Seller:

20.2.1	shall promptly and in any event within 20 Business Days of the Buyer’s or the Company’s request for the same, provide details of the Know-How or shall procure that the same is provided to the Buyer or the Company (as the case may be) and any and all disclosures of Know-How shall be delivered in such form and media as the Buyer may reasonably request and shall be in a form which can be understood by a person reasonably skilled in the field relating to the business of the Company; and

20.2.2	hereby grants to the Company the full, unfettered, non-exclusive and royalty free right to use the Know-How, throughout the world, including the right to apply for patent or similar protection or registration anywhere in the world in respect of all or any part of the Know-How, for such period as the Know-How remains confidential (other than as a result of breach of these terms by the Seller). The Seller shall not use (save to the extent necessary for her continued conduct of business) or disclose, or permit any third party to use or disclose any of the Know-How, for any purpose, throughout the world for such period as the Know-how remains confidential other than as a result of breach of these terms by the Seller.

21.	NO MERGER

The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument, and shall not be effective until each of the parties has executed at least one counterpart.

23.	ENTIRE AGREEMENT

This Agreement, and the documents referred to in it together constitute the entire agreement and understanding of the parties and supersede any previous agreement between the parties relating to the subject matter of this Agreement, and shall not be effective until each of the parties has executed at least one counterpart.

24.	GOVERNING LAW AND JURISDICTION

24.1	This Agreement shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement.

24.2	Each party irrevocably waives any objection which it may have now or later to proceedings being brought in the courts of England and Wales and any claim that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

24.3	Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.

THIS AGREEMENT has been executed by or on behalf of the parties on the date at the top of page 1.

SCHEDULE 1

Part 1: Details of the Company

Date and place of incorporation:	2 February 2001; England and Wales

Registered number:	4152926

Registered office:	1 Conduit Street, Mayfair, London W1S 2XA

Share capital:

Authorised:	£1,000 divided into 1,000 ordinary shares of £1 each

Issued:	2 ordinary shares of £1 each

Options/warrants:	None

Director:	Catherine Sara Yeulet

Secretary:	Portland Registrars Limited

Shareholders:	Catherine Sara Yeulet – 2 ordinary shares

Auditors:	N/A

Accounting reference date:	31 December

Charges:	None

Tax residence:	United Kingdom

Part 1: General

SCHEDULE 2

Warranties

Part 1: General

1.	SHARES AND OTHER SECURITIES OF THE COMPANY

1.1	The issued share capital set out in schedule 1 constitutes the entire issued share capital of the Company.

1.2	The shareholder of the Company named in schedule 1 is the legal and beneficial owner of all of the Shares.

1.3	The Company has no debenture or any other security in issue.

1.4	No person has the right or has claimed to have a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, or to convert any security into, any shares, debentures or other securities of the Company, including pursuant to an option or warrant.

1.5	There is no Encumbrance over any issued or unissued shares in the capital of the Company, there is no subsisting agreement to create any such Encumbrance and no person has claimed to be entitled to any such Encumbrance.

1.6	The Company has not at any time purchased its own shares or redeemed or forfeited any shares, or agreed to do so, or granted an option whereby it might become liable to do so.

1.7	No share in the capital of the Company has been the subject of any transactions to which the provision of sections 238 (transactions at an undervalue), 239 (preferences), 339 (transactions at an undervalue), 340 (preferences) or 423 (transactions defrauding creditors) Insolvency Act 1986 may be still applicable.

1.8	No share in the capital of the Company has been allotted at a discount or otherwise than as fully paid.

2.	SHADOW DIRECTORS

No person who is not named in schedule 1 is a shadow director (within the meaning of section 741(2) Companies Act 1985) of the Company.

3.	SUBSIDIARIES AND BRANCHES

3.1	The Company has no interest in nor is it under a subsisting obligation to acquire any interest in any shares, debentures or other securities of any other body corporate.

Part 1: General

3.2	The Company has no agency, branch or other place of business or permanent establishment outside the United Kingdom.

4.	COMMISSION

No person is entitled to receive from the Company any finder’s fee or brokerage or other commission in connection with the sale of the Shares to the Buyer.

5.	BUSINESS CONTINUITY

The business of the Company as it is carried on at the date of this Agreement (but following completion of the Hive Across Agreement) does not require the use of any assets owned or leased by the Seller (or any Associate of the Seller) or the provision of any services by the Seller (or Associate of the Seller) other than those services the subject of the Production Agreement.

6.	ARTICLES OF ASSOCIATION

The copy of the articles of association of the Company annexed to the Disclosure Letter has embodied in it or annexed to it a copy of all resolutions or agreements required by the Companies Act 1985 to be so embodied or annexed.

7.	SELLER’S OTHER INTERESTS

7.1	Save for the compliance by the Seller and Applestock with their obligations under the Production Agreement, neither the Seller nor any Associate of the Seller has any interest, directly or indirectly, in any business which is, or is likely to be, competitive with the business of the Company.

7.2	In relation to the business carried on by the Seller using the name “Stockbroker”:

7.2.1	such business was carried on by the Seller prior to the incorporation of the Company;

7.2.2	no new contracts with any photographer or distributor have been entered into since the date of incorporation of the Company;

7.2.3	save for royalties paid by distributors to the Seller under contracts entered into prior to the date of incorporation of the Company, and the payment of commissions by the Seller to photographers based on such royalty payments, the business of Stockbroker has not been active and has otherwise been dormant since the date of incorporation of the Company;

Part 1: General

7.2.4	no sales turnover or commission payments or other assets or liabilities of the Stockbroker business have been included within the financial information of the Company made available to the Buyer prior to the date of this Agreement including, without limitation, the Accounts and the Management Accounts.

7.3	Notwithstanding the notes to the Accounts, the business and assets of Stockbroker have not been acquired by the Company and the Company has not acquired any assets or services from the Seller relating to the Stockbroker business.

8.	MATERIAL INFORMATION

8.1	The information set out in the recitals and schedule 1 is complete and accurate.

8.2	Each statement of opinion or belief which is attributed in the Disclosure Letter to the Seller is honestly held by the Seller and was made after careful and appropriate enquiry.

8.3	Each document annexed to the Disclosure Letter is a materially complete and accurate copy of the original (where available) and so far as the Seller is aware and other than as set out in the Disclosure Letter, and no such document has been amended (orally or in writing) or superseded.

9.	INSOLVENCY

9.1	In this Part 1, “Insolvency Proceedings” means any formal insolvency proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding-up or striking-off, or any distress, execution or other process levied or any event analogous to any such events in any jurisdiction outside England and Wales.

9.2	The Company is able to pay its debts as they fall due and has not stopped payment of its debts.

9.3	The value of the assets of the Company exceeds the amount of the Company’s liabilities, taking into account contingent and prospective liabilities.

9.4	The Seller has not taken steps to commence any Insolvency Proceedings and the Seller has not received notice that any, and so far as the Seller is aware, no other person has taken any steps to commence any Insolvency Proceedings in relation to the Company or (if applicable) any part of its assets or undertaking.

Part 1: General

9.5	So far as the Seller is aware there are no circumstances which entitle or may entitle any person to commence any Insolvency Proceedings in relation to the Company or (if applicable) any part of its assets or undertaking.

10.	AUTHORITY AND CAPACITY OF THE SELLER

10.1	The Seller is:

10.1.1	over 18 years of age; and

10.1.2	not suffering from any disability under the Mental Health Act 1983 at the date of this Agreement.

10.2	No petition for bankruptcy has been presented, no statutory demand has been served and no bankruptcy order has been made in respect of the Seller, nor has any voluntary arrangement or compromise been proposed with the Seller’s creditors.

10.3	The entering into and performance by the Seller of her obligations under this Agreement and all agreements to be entered into by the Seller pursuant to this Agreement and the transactions contemplated thereunder do not require the consent of any third party.

11.	ASSETS

The operation of the Business (as defined in the Hive Across Agreement and for the avoidance of doubt excluding the Production Business as also defined in the Hive Across Agreement) does not require and is not reliant on the use by the Company of any of the Assets (as defined in the Hive Across Agreement).

Part 2: Accounts, Financial, Banking and Current Trading

Part 2: Accounts, Financial, Banking and Current Trading

1.	THE ACCOUNTS

1.1	The Accounts were prepared under the historical cost convention and in accordance with applicable Statements of Standard Accounting Practice, Financial Reporting Standards, statements from the Urgent Issues Task Force, other generally accepted accounting practices in the United Kingdom and the Companies Act 1985.

1.2	The Accounts give a true and fair view of the state of affairs of the Company as at the end of each financial year to which they relate and of its profit or loss for the period ended on that date.

1.3	Except as noted in the Accounts, the profits of the Company disclosed in the Accounts were not affected by any extraordinary or exceptional items or any other unusual or non-recurring items.

1.4	The Accounts have been prepared applying accounting policies consistently as from one financial period to the next.

1.5	At the Accounts Date the Company had no liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which was not disclosed, provided for or noted in the annual accounts of the Company for the financial year ended on the Accounts Date to the extent required to be so disclosed, provided for or noted in accordance with generally accepted accounting practices in the United Kingdom.

2.	ACCOUNTING RECORDS

The Company’s accounting records comply with the requirements of section 221 Companies Act 1985.

3.	ACCOUNTING REFERENCE DATE

The Company has not at any time had any accounting reference date (within the meaning of section 224 Companies Act 1985) other than the date set out in schedule 1.

4.	FINANCIAL REPORTING PROCEDURES

The Company has in place procedures which provide a reasonable basis for its directors to make proper judgements as to its financial position and procedures.

Part 2: Accounts, Financial, Banking and Current Trading

5.	MANAGEMENT ACCOUNTS

The Management Accounts:

5.1	have been prepared in good faith and with due care, using accounting policies and bases consistent with those used in preparing the Accounts;

5.2	fairly represent the state of affairs of the Company as at the end of the period to which they relate; and

5.3	are not misleading.

6.	AUDIT EXEMPTION

6.1	The Company is not required to appoint auditors or to audit its accounts under the provisions of the Companies Act 1985.

6.2	The Company is entitled to produce abbreviated accounts in accordance with the special provisions of Part VII of the Companies Act 1985 relating to small companies.

7.	DIVIDENDS AND DISTRIBUTIONS

All dividends or distributions declared, made or paid by the Company since its incorporation have been declared, made or paid in accordance with its articles of association and the Companies Act 1985.

8.	DEBTORS

8.1	There are no debts owing to the Company (whether or not due for payment) other than trade debts incurred in the ordinary and proper course of business.

8.2	Annexed to the Disclosure Letter is a complete and accurate list of the trade debtors of the Company unpaid at 30 September 2005.

8.3	The trade debtors of the Company will realise, in the ordinary course of collection, their nominal amounts (plus any accrued interest) less any provision for trade debtors included in the Accounts or disclosed in the Disclosure Letter.

8.4	None of the trade debtors of the Company is, or so far as the Seller is aware, will be, subject to any counterclaim, deduction or set off.

8.5	The Company has not factored or discounted any debts owing to it, nor has it agreed to do so, nor has it engaged in any financing which is not disclosed in the Accounts.

Part 2: Accounts, Financial, Banking and Current Trading

8.6	The Company has not made or agreed to make any loan or quasi-loan contrary to the Companies Act 1985.

9.	CREDITORS AND LIABILITIES

9.1	The Company has no creditors or any other liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of business since the Accounts Date.

9.2	No sum is owing by the Company to solicitors, accountants or other professional advisers, and no accrual ought properly be made by the Company in respect of any such sum.

9.3	Annexed to the Disclosure Letter is a complete and accurate list of the trade creditors of the Company unpaid at 30 September 2005.

9.4	Wherever the Company has purchased goods or services under a contract to which the Late Payment of Commercial Debts (Interest) Act 1998 applies or applied, the Company has paid all debts due under that contract before statutory interest would start to run under that act.

9.5	All outstanding indebtedness between the Seller or any Associate of the Seller and the Company (including any indebtedness to be repaid, released, novated or capitalised prior to Completion) is listed in the Disclosure Letter.

10.	GOVERNMENT GRANTS

The Company has not applied for, or received, any grant, investment, subsidy or financial assistance from any government department or agency or any local or other authority.

11.	BANK ACCOUNTS

11.1	The Disclosure Letter contains the account details of all current, deposit and foreign currency accounts of the Company.

11.2	There have been no payments into or out of any account referred to in the previous paragraph since the date of the last bank statement disclosed to the Buyer except for payments in the ordinary and proper course of business.

12.	FACILITIES

12.1	The only financial facilities available to the Company are the Company’s American Express card, the foreign exchange facility, negotiations facility, Telepay facility and charge card facility all under the Company’s Lloyds TSB Corporate Account (“Facilities”) details of which (including the limits on the Facilities and their terms and conditions) are included in the Disclosure Letter.

Part 2: Accounts, Financial, Banking and Current Trading

12.2	The total amount borrowed by the Company does not exceed, and has never exceeded, any limitation on its borrowing contained in its articles of association or in the various Facilities or other agreement binding on it.

12.3	The Company has not received notice nor is the Seller aware that the Company is in contravention of, or has not complied with the terms of any of the Facilities.

12.4	None of the Facilities are dependent on the guarantee or indemnity of, or any security provided by, a person other than the Company.

13.	POSITION SINCE THE ACCOUNTS DATE

13.1	Since the Accounts Date, the Company has carried on its business in the ordinary and proper course, there has been no material adverse change in the financial or trading position or prospects of the Company and there are no circumstances which might give rise to such a change, other than circumstances likely to affect generally the industry in which the Company operates.

13.2	Without limiting paragraph 13.1 of this part 2, since the Accounts Date:

13.2.1	there has been no material increase (which for the purposes of this Warranty means an increase in excess of 20 per cent) in operating expenses or a decrease in turnover by comparison with the same period in the previous financial year;

13.2.2	no material client of, distributor for or supplier of the Company has ceased to deal, or has indicated an intention to cease to deal or deal on a smaller scale, with the Company, or has changed or indicated that it wishes to change the terms on which it deals with the Company;

13.2.3	the Company has not disposed of or acquired, or agreed to dispose of or acquire, nor is it negotiating to dispose of or acquire, any business or any shares, debentures or other securities in a body corporate, or any interest in any business, shares, debentures or securities, or any other asset or interest in any other asset other than in the ordinary and proper course of business;

13.2.4	the Company has not repaid all or part of any debt owed by it in advance of the due date for repayment, or agreed to do so, nor has it written off or released any debt owing to it;

Part 2: Accounts, Financial, Banking and Current Trading

13.2.5	no agreement or transaction has been entered into by the Company except on arm’s length terms;

13.2.6	no management charge has been levied against the Company;

13.2.7	the Company has not entered into, or agreed to enter into, any capital commitments exceeding £20,000;

13.2.8	no dividend or distribution of profits or assets (including without limitation any distribution as defined in Part VI ICTA and extended by section 418 ICTA) has been or would be treated as having been paid or made by the Company;

13.2.9	(other than in the ordinary course of business) the Company has not incurred any liability (including a contingent liability) having a monetary value in excess of £20,000 and

13.2.10	no resolution of the shareholder of the Company has been passed.

14.	CLIENTS, DISTRIBUTORS AND SUPPLIERS

14.1	Annexed to the Disclosure Letter is a list of the 10 largest clients and 10 largest distributors (or groups of connected clients or distributors) by reference to the amount of turnover of the Company contributed by such clients and distributors, and a list of the 10 largest suppliers (or groups of connected suppliers) by reference to the royalty payments made by the Company in each case during the last financial period ended on the Accounts Date and during the period starting on the date after the Accounts Date and ending on the date of this Agreement.

14.2	So far as the Seller is aware, no client or distributor or supplier of the Company listed in accordance with paragraph 14.1 above is likely to cease to deal with the Company, or to deal with the Company on a smaller scale or to change the terms on which it deals with the Company, after the date of this Agreement or as a result of the proposed acquisition of the Shares.

Part 3: Compliance and Litigation

Part 3: Compliance and Litigation

1.	CONDUCT OF BUSINESS

So far as the Seller is aware neither the Company nor any of its officers, agents or employees (during the course of their duties) has done or omitted to do any act or thing which is in material contravention of any relevant legislation, order, regulation or similar instrument in any part of the world in relation to the Company and its business.

2.	LICENCES AND CONSENTS

2.1	The Company holds (and has at all relevant times held) all licences, authorisations and consents necessary to own and operate its assets and carry on its business in all jurisdictions in which it now carries on business, and those licences, authorisations and consents are all valid and subsisting. Short particulars or copies of each such licence, authorisation and consent are set out in the Disclosure Letter.

2.2	The Company is not in breach of any of the provisions of any such licence, authorisation or consent as is referred to in the previous paragraph, and so far as the Seller is aware there are no circumstances which might give rise to any such licence, authorisation or consent being revoked, terminated, suspended or modified or which might prejudice its renewal.

3.	TRADE ASSOCIATIONS

The Company is not a member of any trade associations, institution or other unincorporated association.

4.	COMPETITION LAW

4.1	The Company is not nor has been a party to or concerned in any agreement, concerted practice or course of conduct which in whole or part infringes the competition or anti-trust law of any country in which it has assets or carries on or intends to carry on business or where its activities may have an effect.

4.2	The Company:

4.2.1	has not given any undertaking or assurance (whether or not legally binding) to; or

4.2.2	is not subject to any order of or investigation by; or

4.2.3	has not received any process, notice, request for information or other communication (formal or informal) from,

Part 3: Compliance and Litigation

4.2.4	any court or the European Commission, the EFTA Surveillance Authority, the Office of Fair Trading, the Competition Commission, the Secretary of State for Trade and Industry or any other competition or other authority having jurisdiction in competition or anti-trust matters under any competition or anti-trust legislation in any country in which the Company has assets or carries on or intends to carry on business or where its activities may have an effect.

5.	UNDERTAKINGS, ETC.

The Company has not given any undertaking or assurance or received any request for information, statement of objections or other written communication (formal or informal) from, any court or governmental or quasi-governmental administrative or regulatory body or agency, nor is it the subject of any court order, which in any case is still in force.

6.	DATA PROTECTION

6.1	In this paragraph 6 of part 3, “Personal Data” has the meaning given to it in the Data Protection Act 1998.

6.2	The Company has at all times materially complied with all relevant requirements of:

6.2.1	the Data Protection Act 1998;

6.2.2	the Privacy and Electronic Communications (EC Directive) Regulations 2003;

6.2.3	applicable codes of practice and/or guidance issued by or with the approval of the Information Commissioner.

6.3	The Company is duly registered as a data controller under the Data Protection Act 1998 (or deemed to be so registered by notification regulations made by virtue of section 19(3) of that Act) for all purposes for which registration is required in respect of the processing of Personal Data by or on behalf of the Company and complete and accurate particulars of the relevant registrations/notifications are set out in the Disclosure Letter.

6.4	So far as the Seller is aware, the Company has not received a notice (including, without limitation, any enforcement notice), letter, complaint, notification of a request for assessment under section 42 Data Protection Act 1998 or other communication from the Information Commissioner or another person alleging breach by it of any of the statutes and/or codes of practice and/or guidance referred to in paragraphs 6.2.1 to 6.2.3 and, so far as the Seller is aware, there are no circumstances which might give rise to any such notice, letter, complaint, notification or communication being served, given or made.

Part 3: Compliance and Litigation

7.	DEFECTIVE PRODUCTS AND SERVICES

The Company has not sold or supplied any photographic images or rights relating to the same which did not comply with any warranty or representation expressly or impliedly made by the Company or which are unlawful.

8.	BOOKS, RECORDS AND RETURNS

8.1	The register of members, minute books, other statutory books and registers and all other records required to be kept by the Company under the Companies Act 1985 or any other legislation are in the possession and ownership or under the control of the Company, have been properly kept and contain materially complete and accurate details of the matters which should be dealt with in those books, registers and records.

8.2	No claim has been made that any of the register of members or charges is incorrect or should be rectified.

8.3	All returns, particulars, resolutions and other documents required by the Companies Act 1985 or any other legislation to be given or delivered by the Company to the registrar of companies or any other governmental, regulatory or other authority of competent jurisdiction have been correctly made up and duly given or delivered.

9.	LITIGATION

9.1	The Company is not engaged, nor has it during the period of two years ending on the date of this Agreement been engaged, in any litigation, arbitration, mediation, conciliation, expert determination, adjudication or other dispute resolution process, whether as claimant or defendant or in any other capacity (except as claimant for the collection of debts in a sum not exceeding £5,000 in the case of any one debt).

9.2	The Company has not received notice of, nor is the Seller aware that the Company is subject to any investigation, inquiry or enforcement proceedings or other process by any governmental, administrative or regulatory body or agency nor is the Company in dispute with any such body or agency.

9.3	The Company has not received notice of, nor is the Seller aware that there are any dispute resolution processes, proceedings and other processes or disputes such as are referred to in paragraphs 9.1 and 9.2 of this part 3 pending or threatened by or against the Company, and there are no circumstances which might give rise to any such dispute resolution processes, proceedings and other processes or disputes.

Part 3: Compliance and Litigation

10.	E-COMMERCE

10.1	In relation to the Company’s website located at URL http://www.bananastock.co.uk, the Company has complied in all material respects with the general information requirements of the Electronic Commerce (EC Directive) Regulations 2002 (the “E-Commerce Regulations”).

10.2	The Seller has not received notification of any order which has been made under the Stop Now Orders (EC Directive) Regulations 2001 and so far as the Seller is aware no proceedings have been brought under section 35 of the Fair Trading Act 1973 by the Director General of Fair Trading at such time as that legislation was in force and no enforcement order has been made or any other steps taken or proceedings brought under section 8 of the Enterprise Act 2002 by the Office of Fair Trading or any other person in relation to the Company’s website located at URL http://www.bananastock.co.uk.

Part 3: Compliance and Litigation

Part 4: Contracts

1.	MATERIAL CONTRACTS

1.1	A copy of each material agreement under which the Company enjoys rights or by which the Company is bound at the date of this Agreement is annexed to the Disclosure Letter (or, where any such agreement is not in writing, complete and accurate details of that agreement is contained in the Disclosure Letter).

1.2	So far as the Seller is aware, each agreement referred to in paragraph 1.1 of this part 4 is valid, binding and enforceable in accordance with its terms, and no such agreement is voidable by any party to it.

1.3	There has been no material breach by the Company or, so far as the Seller is aware by any counterparty, of any of the agreements referred to in paragraph 1.1 of this part 4, and the Company has not received notice alleging any such breach.

1.4	The Company has not made any threat or claim of any default in relation to the agreements referred to in paragraph 1.1 of this part 4, nor has the Company received notice of, nor is the Seller aware of any threat or claim of any default which has been made against the Company in relation to any of the agreements referred to in paragraph 1.1 of this part 4, and so far as the Seller is aware there are no circumstances which might give rise to any such default or which might otherwise cause any such agreement to be terminated or rescinded by any party or allow any party to vary its terms.

1.5	There is no subsisting dispute between the Company and any other person in relation to any of the agreements referred to in paragraph 1.1 of this part 4, and there are no circumstances which might give rise to any such dispute.

1.6	The Company has not given or received notice terminating any of the agreements referred to in paragraph 1.1 of this part 4.

1.7	The Company is not a party to any agreement, and the Company has not submitted an offer or tender which is capable of being converted into an agreement:

1.7.1	which is not in the ordinary course of business or which is not on arm’s length terms;

1.7.2	which involves or may involve obligations, restrictions or expenditure of an unusual, onerous or exceptional nature;

1.7.3	which so far as the Seller is aware provides for any financial commitment of any party to be adjusted with reference to any index of retail prices or other index;

Part 4: Contracts

1.7.4	which is incapable of performance in accordance with its terms within six months of the date on which it was entered into or undertaken;

1.7.5	which cannot be terminated by the Company on less than three months’ notice without compensation;

1.7.6	which requires a consideration or other expenditure by the Company of more than £5,000 in aggregate or £10,000 in any 12-month period other than an agreement for the payment of royalties in relation to the licensing by the Company of photographic images;

1.7.7	which provides for the Company to receive any sum, right or other asset, or discharge any liability, whose amount or value is expressed in or by reference to any currency other than sterling or under which any right or obligation of the Company may be modified in the event of any change in currency exchange rates;

1.7.8	which limits the ability of the Company to carry on any business in any part of the world in such a manner as it thinks fit;

1.7.9	under which any sole or exclusive rights are granted by or to the Company;

1.7.10	pursuant to which the Company has disposed of any shares or business;

1.7.11	which is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase of any asset or the right to purchase any asset by way of periodical payment; or

1.7.12	for the provision of management consultancy or similar services to the Company.

1.8	The Company has not made or agreed to make any loan, or done or agreed to do any other thing, to provide a director with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings, or otherwise as permitted by section 337A Companies Act 1985, or to enable a director to avoid incurring such expenditure.

1.9	The Company is not, nor has it agreed to become, a member of any partnership, joint venture or consortium or a party to any other arrangement for sharing income, profits, losses or expenses.

1.10	Copies of the Company’s two types of photographer licensing agreements are attached to the Disclosure Letter. One licence agreement which enables the Company to recoup shoot costs and associated costs has been entered into and 17 licensing agreements which do not allow such recoupment have been entered into.

Part 4: Contracts

1.11	The Company is not a party to, and is not under any restriction or obligation to any party under any contract, licence or other arrangement which relates in any way to both the Business (as defined in the Production Agreement) and the Production Business (as defined in the Production Agreement).

2.	POWERS OF ATTORNEY AND AUTHORITIES

There are no subsisting powers of attorney given by the Company and no other subsisting written authorities by which any person may execute any document, enter into any agreement or do or agree to do anything on behalf of the Company.

3.	RETENTION OF TITLE

The Company has not purchased any goods (including any plant or equipment) or materials on terms that property in them does not pass until full payment is made or all indebtedness discharged.

4.	OUTSTANDING OFFERS

So far as the Seller is aware no offer or tender which is capable of being converted into an agreement binding on the Company, whether by acceptance or other act of some other person or in any other way, is outstanding, except in the ordinary course of business.

5.	GUARANTEES AND INDEMNITIES

The Disclosure Letter contains details of all outstanding guarantees, indemnities, security agreements, comfort letters or other analogous or similar agreements given by or for the benefit of the Company.

6.	POSSESSION OF DOCUMENTS

All title deeds of the Company and original counterparts or complete copies of all material written agreements under which the Company enjoys rights or by which the Company is bound are in the Company’s possession and ownership or under its control.

7.	INSIDER CONTRACTS

7.1	The Company is not a party to, nor have the profits or financial position of the Company during the period since its incorporation been affected by, any agreement which is not on arm’s length terms.

Part 4: Contracts

7.2	The Company is not a party to any subsisting agreement in which the Seller, or any Associate of the Seller is a party or is otherwise interested, directly or indirectly, nor has any such agreement been entered into at any time during the period since its incorporation.

7.3	The Company has not transferred any asset to or received any asset from the Seller or any Associate of the Seller other than by way of sale for market value or by way of lawfully declared dividend.

8.	EFFECT OF AGREEMENT

8.1	The sale of the Shares to the Buyer and the performance by the Seller of her obligations under this Agreement:

8.2	will not result in a breach of, or constitute a default under, any agreement under which the Company enjoys rights or by which it is bound;

8.3	will not entitle any party to an agreement under which the Company enjoys rights or by which it is bound to be released from any of that party’s obligations or to terminate or vary its rights or obligations under that agreement; and

8.4	will not create or accelerate any obligation of the Company or cause or require the Company to lose or dispose of any right or asset or any interest in any asset, including by way of the imposition or crystallisation of any Encumbrance on any asset.

Part 3: Compliance and Litigation

Part 5: Assets

1.	ASSETS SUFFICIENT FOR THE BUSINESS

The assets and rights owned by or licensed to the Company immediately following completion of the Hive Across Agreement, together with assets held under any finance lease, hire purchase and rental or credit sale agreements referred to in the Disclosure Letter, comprise all assets and rights necessary for the continuation of the business of the Company as carried on at the date of this Agreement (but for the avoidance of doubt following completion of the Hive Across Agreement).

2.	OWNERSHIP AND POSSESSION OF ASSETS

2.1	All assets used by the Company in the ordinary course of its business as carried on at the date of this Agreement (and for the avoidance of doubt following completion of the Hive Across Agreement) or which are necessary for the continuation of such business, other than any asset held under an agreement referred to in paragraph 1 of this part, are legally and beneficially owned by the Company free from Encumbrances, and the Company has not received notice that any person is nor so far as the Seller is aware has any person claimed to be entitled to an Encumbrance in respect of any such asset.

2.2	All of the tangible assets owned by the Company, or which the Company has the right to use, are in the possession and ownership or under the control of the Company.

2.3	The Company:

2.3.1	legally and beneficially wholly owns, free from Encumbrances, at least [Omitted and filed separately with the Commission]*** digital images; and

2.3.2	has a valid right to use at least [Omitted and filed separately with the Commission]*** digital images under a Licence (as defined in part 10 of this schedule).

3.	VULNERABLE ANTECEDENT TRANSACTIONS

3.1	The Company has not been a party to any transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by the Company is liable to be transferred or re-transferred to another person, or which gives or may give rise to a right of compensation or other payment in favour of another person.

3.2	Without limiting paragraph 3.1 of this part, the Company has not been a party to any transaction to which the provisions of sections 238 (transactions at an undervalue), 239 (preferences), 339 (transactions at an undervalue), 340 (preferences) or 423 (transactions defrauding creditors) Insolvency Act 1986 may still be applicable.

***	Portions of the exhibit have been omitted and separately filed with the Commission. Confidential treatment has been requested for the omitted portions of the exhibit.

Part 5: Assets

4.	INSURANCE

4.1	Annexed to the Disclosure Letter are copies of all insurance policies maintained by the Company.

4.2	The Company maintains, and has at all material times maintained, adequate environmental insurance cover and insurance in respect of all of its assets of an insurable nature against fire, accident, theft and damage in amounts representing their full replacement or reinstatement values, against third party loss (including by way of employer’s liability and public liability insurance), loss of profits and all other risks required by applicable law or regulation to be covered by insurance or normally insured against by companies carrying on the same business.

4.3	All premiums due on the subsisting insurance policies of the Company have been duly paid, all other conditions of those policies have been performed and observed, and so far as the Seller is aware there are no circumstances which might result in an increase in premium or make any policy void or voidable.

4.4	The Company has not been refused insurance during the period of three years ending on the date of this Agreement.

4.5	The subsisting insurance policies of the Company will continue in full force and effect notwithstanding the sale of the shares to the Buyer under this Agreement.

4.6	The Company has not made any insurance claims during the period of two years ending on the date of this Agreement, and so far as the Seller is aware there are no circumstances which would or might entitle the Company to make such a claim or which would or might be required under any of the policies to be notified to the insurers.

5.	LEASED ASSETS

5.1	There are no circumstances, and none is likely to arise, in relation to any asset held by the Company under a finance lease or a hire purchase, rental, credit sale or other similar agreement by which the rental payable has been, or is likely to be, increased.

5.2	The amount of the last rental due from the Company in respect of any plant and machinery held under a finance lease or a hire purchase, rental, credit sale or other similar agreement is stated in the Disclosure Letter and was no less than the amount properly payable under the relevant agreement having regard to all its terms, and at the date of this Agreement there are no circumstances which entitle or might entitle the lessor to require an upward adjustment to the rental.

Part 5: Assets

6.	CHARGES

The Company does not have the benefit of any charges which require registration under the Companies Act 1985.

7.	RECORDS

All records relating to the business of the Company are located at the Property or otherwise under the Company’s control.

Part 3: Compliance and Litigation

Part 6: Environmental Matters

1.	HEALTH AND SAFETY

So far as the Seller is aware, the Company has complied in all material respects at all times with the Health and Safety at Work etc. Act 1974 and all Regulations relating to Health and Safety and the Company has not received any notice or complaint from any employee of the Company in respect of any Health and Safety Regulations. So far as the Seller is aware there are no circumstances likely to place the Company in breach of any Health and Safety Regulations.

2.	DEFINITIONS

In this part 6:

“Environment”	means all or any of the following media: land including (without limitation) land covered with water, the air, including (without limitation) the air within buildings and other natural or man-made structures above or below ground, and any living organisms or systems supported by those media;

“Environmental Laws”

means all national or local statutes, codes or other laws or legislation concerning health and safety or matters related to pollution or protection of the environment, and all decisions, rules, regulations, ordinances, orders, notices and directives of the European Community and the United Kingdom Parliament and other official bodies having jurisdiction in respect of those matters which:

(i)       have as a purpose or effect the protection or enhancement of the Environment and relate to the presence, manufacturing, processing, treatment, keeping, handling, use, possession, supply, receipt, sale, purchase, import, export or transportation of Hazardous Materials;

(ii)      relate to the release, spillage, deposit, escape, discharge, leak or emission of Hazardous Materials;

Part 6: Environmental Matters

(iii)    relate to the control of Waste;

(iv)     relate to noise, vibration or radiation;

(v)      relate to the use of land or the erection, occupation or use of buildings or other natural or man-made structures above or below ground; or

(vi)     relate to human health and safety;

“Hazardous Material”	means any substance or organism defined under the Environmental Laws

3.	ENVIRONMENTAL LAWS AND PROCEEDINGS

3.1	Neither the Company nor any of its officers, agents or employees (during the course of their duties) have received any notice of contravention of any Environmental Laws.

3.2	So far as the Company is aware, no material civil, criminal or administrative claim, or notice of violation, demand, cause of action, abatement or other order (conditional or otherwise) has been served on the Company or any of its officers, agents or employees (during the course of their duties) in respect of any Environmental Laws relating to the Company, and the Company is not aware of any circumstances which might form the basis of any such claim, accusation, allegation or notice of violation, demand, cause of action, abatement or other order.

4.	HAZARDOUS MATERIAL, WASTE AND POLLUTION

4.1	So far as the Company is aware it has not deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, collected, sorted, produced, caused the presence of any Hazardous Material at any time (whether or not on the Property).

Part 3: Compliance and Litigation

Part 7: Property

1.	TITLE

1.1	The Property comprises all the property owned, occupied or otherwise used by the Company and is occupied solely by the Company.

1.2	The Property is used by the Company in connection with its business pursuant to the terms of the Lease.

1.3	The Company is the tenant of the Property.

1.4	The information contained in schedule 4 is complete and accurate.

2.	ENCUMBRANCES

2.1	The Lease is free from mortgages, debentures, charges, rent charges, liens or other encumbrances or matters of an onerous nature which would affect their value.

2.2	So far as the Seller is aware, the Property is not subject to outgoings other than rent service charges, business rates, water rates and insurance premiums and those set out or referred to in the Lease.

2.3	If any disclosure is made in the Disclosure Letter qualifying any of paragraphs 2.1 and 2.2 of this part 7, all obligations and liabilities imposed by or arising in relation to any matter so disclosed have been performed and discharged and no payments in respect of them are outstanding.

2.4	So far as the Seller is aware, the Lease is not subject to options or rights of pre-emption.

3.	PLANNING MATTERS

3.1	The Company has not received any notice of breach in respect of any planning permissions, orders, regulations, consents and bye-laws applicable to the Property.

4.	STATUTORY OBLIGATIONS

4.1	The Company is not aware of any notices of breach in respect of any applicable statutory and bye-law requirements with respect to the Property.

4.2	The Company is not aware of any unperformed obligation with respect of the Property performance of which is necessary to comply with the requirements of a competent authority exercising statutory or delegated powers.

Part 7: Property

5.	ADVERSE ORDERS

5.1	The Company has not received any compulsory purchase notices, orders or resolutions affecting the Property.

5.2	The Company has not received any closing demolition or clearance orders, enforcement notices or stop notices affecting the Property.

6.	CONDITION OF THE PROPERTY

6.1	Since the date of the Lease the Company is not aware of there being any material damage caused to or material deterioration in the structure of the Property.

6.2	There are no disputes with neighbouring owners with respect to boundary walls and fences relating to the Property or with respect to easements or rights over or means of access to any of the Property.

6.3	The Property enjoys the main services of water, drainage and electricity.

7.	INSURANCE

7.1	So far as the Seller is aware, the Property is insured in accordance with the terms of the Lease.

8.	LEASEHOLD PROPERTY

8.1	The Company has paid the rent and has not received any notices of breach from the landlord in respect of the covenants on the part of the tenant and the conditions contained in the Lease under which the properly is held by the Company.

8.2	So far as the Company is aware, the Lease is in full force.

8.3	The licences, consents and approvals required from the landlord and any superior landlords under the Lease have been obtained and the covenants on the part of the tenant contained in those licences, consent and approvals have been duly performed save in relation to any consent required in relation to the Licence referred to in clause 7.2.10.

8.4	So far as the Company is aware, no obligation necessary to comply with a notice given by or other requirement of the landlord under the Lease is outstanding and unperformed.

8.5	The Company has not entered into an agreement with the landlord of the Property specifying circumstances in which it would be reasonable for the landlord to withhold its consent to an assignment in accordance with section 19(1A) Landlord and Tenant Act 1927.

Part 7: Property

8.6	The Company has no contingent liability (as original or previous tenant or as guarantor) in respect of any lease granted prior to 1 January 1996 or following an excluded assignment as defined in the Landlord and Tenant (Covenants) Act 1995.

8.7	The Company has not surrendered the Lease.

8.8	The Company has not assigned the Lease.

Part 3: Compliance and Litigation

Part 8: Employment

References in this part 8 to “employees” shall be deemed to include officers and workers.

1.	The Disclosure Letter contains full details of the identities, dates of commencement of employment, engagement or appointment to office, dates of birth, notice periods, basic annual salaries or fees, and all accrued but unused holiday entitlements of all the individuals employed or engaged by the Company.

2.	Copies of all standard contracts for all individuals employed or engaged by the Company are annexed to the Disclosure Letter.

3.	Full details of all benefits and other arrangements (whether contractual or discretionary) offered to employees or persons engaged by the Company, including without limitation copies of employee handbooks and policies are annexed to the Disclosure Letter.

4.	The Disclosure Letter contains complete and accurate details of any outstanding offer of employment or engagement made to any individual by the Company, and no individual has accepted an offer of employment or engagement by the Company who has not yet started his employment or engagement.

5.	There are no agreements between the Company and any trade union or other body representing employees.

6.	In relation to each of the individuals presently employed or engaged by the Company (and so far as relevant to each individual formerly employed or engaged by the Company) the Company has maintained adequate and suitable records regarding the service of each of its employees and workers.

7.	No person now or previously employed or engaged by the Company has or may in the future have a right to return to work (whether for reasons connected with maternity leave, absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged by the Company.

8.	Save as disclosed in the Disclosure Letter, there is no agreement, scheme, policy of insurance or obligation (whether legal or moral) for the payment of any pensions or other like benefits on retirement or death or during periods of sickness or disablement for the benefit of any of the Company’s employees or individuals formerly employed or engaged by the Company and/or for the benefit of dependants of such individuals.

9.	Save as may be expressed on the face of any service contract of any of the employees which is annexed to the Disclosure Letter there are no terms of employment or engagement for any person employed or engaged by the Company which provide that a

Part 8: Employment

change in control of the Company (however change of control may be defined, if at all) shall entitle the employee or worker to treat the change of control as amounting to a breach of contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

10.	Save as disclosed in the Disclosure Letter the Company has no obligation to make any payment on redundancy in excess of the statutory redundancy payment.

11.	Save as disclosed in the Disclosure Letter no employee of the Company is subject to a current disciplinary warning, proceeding or procedure.

12.	Save as disclosed in the Disclosure Letter the Company does not operate any bonus scheme, commission scheme, approved share option scheme, share incentive scheme, approved profit sharing scheme, enterprise management incentive scheme, employee share ownership plan or unapproved share scheme under which share benefits are provided, in respect of any person employed or engaged, or formerly employed or engaged, by the Company.

13.	No amounts due to or in respect of any past or present employee of the Company (including all taxes, National Insurance contributions and pensions contributions and any other levies) are in arrears or unpaid.

14.	No proposal, assurance or commitment has been communicated to any employee (for the avoidance of doubt excluding any employee proposed to transfer to Applestock under the Hive Across Agreement) of the Company regarding any change to his terms of employment or engagement or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any discretionary arrangement.

15.	All subsisting contracts of service and all contracts for services with any individual to which the Company is a party are determinable on three months’ notice or less without giving rise to a claim for damages or compensation, other than a statutory redundancy payment or statutory compensation for unfair dismissal.

16.	No employee of or consultant to the Company:

16.1	has given or received a period of notice terminating his employment or engagement which has not yet expired; or

16.2	will be entitled to give notice, receive any payment or benefit, treat himself as redundant or otherwise dismissed, claim for breach of contract or claim to be released from any obligation as a result of the sale of the Shares to the Buyer; or

Part 8: Employment

16.3	has indicated an intention to terminate his employment or engagement, or is likely to terminate his employment or engagement as a result of the sale of the Shares to the Buyer.

17.	There is no outstanding or threatened claim, dispute, legal proceeding or grievance against the Company by any person who is now or has been employed or engaged by, or an officer of, the Company and no payments are due from the Company and there are no circumstances which might give rise to any such claim, dispute, legal proceeding or grievance or payment due.

18.	No employee of the Company is suffering from a condition which requires or might require any adjustment within the work place pursuant to section 6 of the Disability Discrimination Act 1995 and so far as the Seller is aware no employee of the Company is suffering from any condition which impairs his ability to perform his duties.

19.	There is no requirement for a work permit in relation to any employee of the Company, and the provisions of the Asylum and Immigration Act 1996 have been complied with in respect of every employee of the Company.

20.	Save as disclosed in the Disclosure Letter the Company has not made any loan or advance, or provided any other form of financial assistance which remains unpaid or is still outstanding, to any past or present employee.

Part 3: Compliance and Litigation

Part 9: Pensions

1.	DEFINITIONS

In this part 9:

“Employee”	means any employee or director of the Company as at the date of this Agreement;

“Pension Scheme”	means the scheme known as the Bananastock Group Personal Pension Plan; and

“Relevant Employee”	means any employee or director or former employee or director of the Company.

2.	CURRENT PENSION ARRANGEMENTS

Except for the Pension Scheme the Company is not a party to or participates in or contributes to any scheme, agreement or arrangement (whether legally enforceable or not) for the provision of any pension, retirement, death, incapacity, sickness, disability, accident or other like benefits (including the payment after leaving the employment of the Company of medical expenses) for any Relevant Employee or for the widow, widower, child or dependant of any Relevant Employee and the Company will not enter into any such arrangement before Completion.

3.	COMMUNICATIONS AND EX GRATIA PENSIONS

Neither the Company nor the Seller:

3.1	has given any undertaking or assurance (whether legally enforceable or not) as to the continuance, introduction, improvement or increase of any benefit of a kind described in paragraph 2 or as to the rights of any person to receive such benefits, or

3.2	is paying or has in the last two years paid any such benefit,

to (in either case) any Relevant Employee or any widow, widower, child or dependant of any Relevant Employee.

4.	STAKEHOLDER PROVISION

The Company has no obligation to facilitate access to a stakeholder pension scheme under section 3 of the Welfare Reform and Pensions Act 1999.

Part 9: Pensions

5.	OLD DEFINED BENEFIT ARRANGEMENTS

Neither the Company, the Seller nor any Associate of the Seller has in the five years before the date of this Agreement participated in or been a participating employer of any defined benefit arrangement. Where “defined benefit arrangement” means a scheme, agreement or arrangement under which the amount or some or all of the benefits payable to or in respect of a member of the scheme, agreement or arrangement is calculated in accordance with a formula which takes account of the service of the member to retirement, death or withdrawal and the remuneration of the member at or close to his retirement, death or withdrawal.

6.	TUPE TRANSACTIONS

No person is entitled to any enhanced terms as to the payment of relevant benefits (whether under the Pension Scheme or otherwise) if he takes early retirement or is made redundant (or as a result of having taken early retirement or being made redundant) or otherwise that have passed to the Company or to any business previously acquired by the Company by the operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981.

7.	DISPUTES

7.1	Neither the Pension Scheme nor the Company is engaged or involved in any proceedings which relate to or are in connection with the Pension Scheme or the benefits thereunder and so far as the Seller is aware no such proceedings are pending or threatened and so far as the Seller is aware there are no facts likely to give rise to any such proceedings.

7.2	In this paragraph 7, “proceedings” includes any litigation or arbitration and also includes any investigation or determination by the Pensions Ombudsman, the Occupational Pension Advisory Service or the Occupational Pensions Regulatory Authority or any complaint under any internal dispute resolution procedure established in connection with the Pension Schemes.

8.	EXEMPT APPROVAL

The Pension Scheme is approved under Chapter IV of Part XIV of ICTA and so far as the Seller is aware there is no reason why such approval might be withdrawn or might cease to apply.

9.	ACCESS TO MEMBERSHIP

Every person who has at any time been entitled to join or apply to join the Pension Scheme has been invited to do so as of the date on which he became so entitled having

Part 9: Pensions

been informed in writing of his rights in this regard, and no person has been excluded from membership of the Pension Scheme or from any benefits thereunder in contravention of any UK or European Community legislation or any other applicable legislation in particular, but not limited to:

9.1	sections 62 to 66 of Pensions Act 1995;

9.2	Articles 137 and 141 of the Treaty of Rome;

9.3	the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations (SI 2000/1551); and

9.4	the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034).

10.	RATES OF CONTRIBUTION

The present rates of contribution to the Pension Scheme is three per cent of pensionable salary for employers and three per cent for Employees and no increase in the rates of any contribution to the Pension Scheme by the Company for any Employee is agreed or proposed or advised or envisaged. A copy of the schedule of contributions to the Pension Scheme is attached to the Disclosure Letter. Details of the Employees who are members of the Pension Scheme and all material governing documentation, including all announcements, booklets and the like which have been issued or communicated to all or any of the Employees are set out in or attached to the Disclosure Letter.

11.	PAYMENT OF CONTRIBUTIONS

Contributions to the Pension Scheme are not paid in arrears and all contributions and premiums which are payable by the Company and other employers participating in the Pension Scheme due under the Pension Scheme and all contributions due from members of the Pension Scheme have been duly paid when due.

12.	MONEY PURCHASE BENEFITS

All pension benefits payable on the death or retirement of a member of the Pension Scheme are money purchase benefits within the definition of the term in section 181 of the Pension Schemes Act 1993 and are not guaranteed in relation to a proportion of remuneration and no assurance, promise or guarantee (whether written or oral) has been given to any Relevant Employee or any particular level or amount of benefit (other than death in service benefits) payable to or in respect of him on retirement, death or leaving service.

Part 9: Pensions

13.	INSURANCE OF DEATH BENEFITS

No employee is entitled to any lump sum death benefits under the Pension Scheme (other than a refund of contributions with interest where appropriate).

14.	CONTRIBUTION NOTICES

The Company is not nor has been a party to (or connected with a party to) any act or failure where the main purpose or one of the main purposes of that act or failure was:

14.1	to prevent the recovery of the whole or any part of a debt which was, or might become, due from an employer in relation to an occupational pension scheme under s.75 Pensions Act 1995; or

14.2	otherwise than in good faith, to prevent such a debt becoming due or to reduce the amount of such a debt which was or would otherwise become due.

15.	MORAL HAZARD

No person with which the Company is connected or of which the Company is an associate participates, or has participated, as an employer in an occupational pension scheme other than a money purchase scheme (as defined in section 181 of the Pensions Scheme Act 1993). For the purposes of this paragraph, “connected” and “associate” are to be interpreted in accordance with sections 249 and 435 of the Insolvency Act 1986.

Part 11: Information Technology

Part 10: Intellectual Property

1.	DEFINITIONS

In this part 10:

“Business Intellectual Property”	means the Intellectual Property which has been or is used or required in connection with the business of the Company;

“Intellectual Property”	means all intellectual property rights, including (without limitation) patents, supplementary protection certificates, petty patents, utility models, Trade Marks, goodwill, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, know-how, trade secrets, techniques and confidential information, customer and supplier lists and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions;

“Licence”	means any licence, permission or consent in respect of the use of any Intellectual Property and any arrangement of which any licence, permission or consent forms part; and

“Trade Marks”	business names, domain names, registered and unregistered trade marks and applications for registration of any of the above.

Part 10: Intellectual Property

2.	OWNERSHIP

2.1	The Company is either the sole legal and beneficial owner free from all Encumbrances of the Business Intellectual Property, or the Company has a valid Licence to use all Business Intellectual Property which it uses.

2.2	The Business Intellectual Property is valid, enforceable and subsisting and so far as the Seller is aware nothing has been done or omitted to be done which may cause any of it to cease to be so or to affect adversely the reputation of the Trade Marks used by the Company.

2.3	Since the relevant provisions of the Copyright Designs and Patents Act 1988 came into force, all moral rights subsisting in relation to Business Intellectual Property have been irrevocably and unconditionally waived.

2.4	All of the Trade Marks, and all of the other Intellectual Property, which are registered or for which an application for registration has been made (including for the avoidance of doubt domain names), and which are or have been used or required by the Company, are listed in the Disclosure Letter. The Company is the sole legal and beneficial owner of all the Trade Marks and all Intellectual Property which is registered or for which an application has been made, and all associated rights, and of the goodwill symbolised by the Trade Marks, in each case whether or not so listed.

2.5	The Company has obtained all model releases and since 1 January 2003, has obtained all property releases in relation to all photographic images exploited by the Company and for which such releases are required for such exploitation.

2.6	The Company does not hold, own or exploit any Intellectual Property in any software.

3.	MAINTENANCE

3.1	The Company does not have any registered Intellectual Property, nor has it made any applications to register any Intellectual Property, other than the domain names www.bananastock.com and www.bananastock.co.uk.

3.2	All documents material to the right, title and interest of the Company to the Business Intellectual Property and to the Licences of Business Intellectual Property granted to the Company and all documents and materials necessary for the prosecution or maintenance (as applicable) of the domain names used by the Company form part of the records or materials in the possession and ownership or under the control of the Company.

3.3	All reasonable steps have been taken for the diligent maintenance and protection of the Business Intellectual Property. All application and renewal fees and other costs and

Part 10: Intellectual Property

charges in relation to the maintenance of all registrations and the prosecution of all applications in relation to the domain names used by the Company and all other payments due and payable by the Company in respect of the same have been paid at the due time. All other steps for the diligent maintenance and prosecution of such registrations and applications have been taken in a timely manner.

3.4	The expiry dates of the registrations of all domain names comprised in the Trade Marks used by the Company are listed in the Disclosure Letter.

4.	ADEQUACY OF RIGHTS

4.1	There is no Intellectual Property or Licence, the loss or termination or expiration of which would have a material adverse effect on the operation of the business of the Company, and so far as the Seller is aware, no such loss, termination or expiration is likely to occur during the period of 12 months starting on the date of this Agreement.

4.2	The sale of the Shares to the Buyer and the performance by the parties of their obligations under this Agreement will not entitle any party to any Licence or other agreement under which the Company enjoys rights or by which it is bound to be released from any of that party’s obligations, to change the terms on which Business Intellectual Property is used or held by the Company or to terminate or vary that party’s rights under the relevant Licence or other agreement, and will not create or accelerate any obligation of the Company or cause or require the Company to lose or dispose of any Business Intellectual Property or any interest in any Business Intellectual Property.

4.3	The Business Intellectual Property owned by the Company comprises all the Intellectual Property necessary to carry on the business as conducted by it as at the date of this Agreement (assuming, for the avoidance of doubt, the completion of the Hive Across Agreement).

5.	DEALINGS AND LICENCES

5.1	The Company has not authorised or otherwise permitted, expressly or by implication, any use whatsoever of Business Intellectual Property nor granted to any third party any right or interest in respect of the Business Intellectual Property other than in the ordinary course of business.

5.2	With the exception of all end user licence agreements in the one of the Company’s standard forms, as such forms appear on the Company’s website, all Licences and other agreements in relation to Intellectual Property to which the Company is a party or enjoys rights (whether as licensor or licensee or otherwise) are annexed to the Disclosure Letter or details of them (including as to term, territory, restriction on scope of rights granted and on sub-licensing and assignment) are contained in the Disclosure Letter.

Part 10: Intellectual Property

5.3	All Licences and agreements referred to in paragraph 5.1 are in writing and are valid, binding and enforceable in accordance with their terms. The Company has not and so far as the Seller is aware no party to any such Licence or agreement has committed a breach of it, and the Company has not received notice of breach of or termination of any such Licence or agreement.

6.	INFRINGEMENTS

6.1	No activities, products, services or processes of the Company (or so far as the Seller is aware any licensee under any Licence granted by the Company) or the Business Intellectual Property from time to time infringe or have infringed any Intellectual Property of a third party or involve or have involved the unlicensed use of a third party’s confidential information or give or have given rise to liability to pay compensation.

6.2	So far as the Seller is aware no third party has made any unauthorised use or exploitation of any Business Intellectual Property or has infringed any Business Intellectual Property or other Intellectual Property in which the Company has any interest, and the Company has not received notice that and so far as the Seller is aware no third party or competent authority has made any claim, challenge or opposition against any party (including the Company) in relation to the Business Intellectual Property or other such Intellectual Property.

6.3	The Company has not received notice that, nor is the Seller aware that, the Company is subject to any order or injunction or other measure or undertaking imposed by any court or other body of competent jurisdiction in relation to Business Intellectual Property (including, without limitation, any prohibition or restriction on use).

7.	USE OF NAME

The Company does not trade or carry on business under or use any name or style other than its corporate name.

8.	CONFIDENTIAL INFORMATION AND KNOW-HOW

8.1	The Company has at all times used its reasonable endeavours to keep confidential all confidential information and know-how (whether technical, financial or commercial, and including, without limitation to the extent confidential, techniques, instruction manuals, formulae, trade secrets and confidential information in respect of the Company’s agents, suppliers and customers and any other person who has had dealings with it) and relating to the business or affairs of the Company, the disclosure of which might cause loss or damage to or adversely affect the Company.

Part 10: Intellectual Property

8.2	The Company enforces and operates procedures which maintain the confidentiality of its confidential information and know-how. So far as the Seller is aware, such confidentiality has not at any time been breached.

8.3	The Company has not disclosed (except in the ordinary course of business and subject to a binding confidentiality agreement, details of which are contained in the Disclosure Letter) any of its confidential information or know-how.

9.	CREATION OF INTELLECTUAL PROPERTY

All parties (whether individual, partnership or limited company) retained, commissioned, employed or otherwise engaged by the Company from time to time to produce photographic images and who, in the course of such engagement created, discovered, conceived or developed photographic images in which Intellectual Property subsists or arose or might reasonably have been expected to do so are bound by agreements with the Company whereby all such Intellectual Property vests in or is licensed to the Company, and all such agreements contain terms which prevent such parties disclosing confidential information and know-how about the Company and its business. No such party has, or has made any claim to, any right, title or interest in or in respect of such Intellectual Property or to any compensation or remuneration in relation to such Intellectual Property, whether under section 40 Patents Act 1977 or equivalent legislation in the world or otherwise.

10.	CLAIMS

10.1	No claims, disputes or proceedings in respect of Business Intellectual Property have been settled in the period of three years ending on the date of this Agreement or are current, pending or threatened.

10.2	So far as the Seller is aware, there are no circumstances which might have a material adverse effect on the Company’s ownership of, or its ability to use, the Business Intellectual Property.

Part 11: Information Technology

Part 11: Information Technology

1.	DEFINITIONS

In this part 11:

“Hardware”	means all information technology, telecommunications, network and peripheral equipment used by or on behalf of the Company in the ordinary course of business;

“Hosting Agreement”	means the agreement between the Company and Bluhalo Ltd under the terms of which NTT Verio is providing hosting services of the Website to the Company (a copy of which is annexed to the Disclosure Letter);

“Hosting Services”	means the services provided to the Company under the Hosting Agreement;

“Images Database”	means all images of any type and all information derived from or which can be read or decoded so as to form an image of any type held in any medium (including on paper, on an electronic device or on a storage medium intended to be read by an electronic device) used by the Company for potential or actual commercial exploitation;

“Intellectual Property”	has the same meaning as in part 10 of this schedule;

“IT Systems”	means all Hardware and Software used by or on behalf of the Company in the ordinary course of business;

“Package Software”	means all computer programs owned by a third party which are used by or on behalf of the Company;

“Software”	means all Package Software;

“Source Code”	means a version of the relevant Software in the language in which it was programmed (including all programmers’ comments) together with all related manuals, documentation, working papers, diagrams, charts, data and other information in an accessible and readable format which are necessary or reasonably

Part 11: Information Technology

desirable to enable a reasonably skilled programmer to understand, modify, correct, maintain, support and replicate the Software without the assistance of a third party; and

“Website”	means the hardware, computer programs, Intellectual Property, domain names, licences, contracts, data or other rights or benefits required to use, operate, maintain or support the systems comprising the website located at http://www.bananastock.co.uk.

2.	THE HARDWARE

The Company owns the Hardware. The Disclosure Letter contains full details the Hardware.

3.	PACKAGE SOFTWARE

3.1	The Company is licensed to use the Package Software. The Disclosure Letter contains full details of all such licences.

3.2	The Package Software consists of generally commercially available software licensed on standard terms.

3.3	None of the licences for the Package Software requires further payments of royalties or software support fees of more than £1,000 in aggregate or more than £2,500 per year.

4.	ADEQUACY OF IT SYSTEMS

4.1	The IT Systems and the Hosting Services are the only information technology systems and services required by the Company to carry on its business.

4.2	The Company has no plans in place or under consideration nor any business need to change, replace, develop or update the IT Systems or introduce any new IT systems and no such change, replacement, development or update is under way.

4.3	All databases used by the Company are owned by the Company and run on the IT Systems.

5.	OPERATION AND MAINTENANCE OF IT SYSTEMS

5.1	The IT Systems have been and continue to be properly and regularly maintained. The Disclosure Letter contains full details of all maintenance and support agreements relating to the IT Systems.

Part 11: Information Technology

5.2	There has been no material disruption or interruption to the business of the Company in the 12 month period ending on the date of this Agreement and so far as the Seller is aware there are no circumstances which may give rise to such a disruption or interruption.

6.	SECURITY OF IT SYSTEMS

6.1	The Company implements, maintains and keeps up-to-date:

6.1.1	adequate physical and logical security processes and software to protect the IT Systems and any information held on them;

6.1.2	adequate procedures to prevent unauthorised access or the introduction of viruses or similar destructive code;

6.1.3	adequate procedures for the taking and storing on-site and off-site of back-up copies of the Software and any data held on the IT Systems; and

6.1.4	back-up systems and disaster recovery systems and procedures sufficient to enable the Company to continue to function without any material disruption or interruption in the event of a failure, bug or breakdown of any part of the IT Systems or the destruction, corruption or loss of access to any of the data held on the IT Systems.

6.2	The Company has procured the provider of Hosting Services implements, maintains and keeps up-to-date:

6.2.1	adequate physical and logical security processes and software to protect the Website;

6.2.2	adequate procedures to prevent unauthorised access or the introduction of viruses or similar destructive code;

6.2.3	adequate procedures for the taking and storing on-site and off-site of back-up copies of the Software and any data held on or through the Website; and

6.2.4	back-up systems and disaster recovery systems and procedures sufficient to enable the Company to continue to function without any material disruption or interruption in the event of a failure, bug or breakdown of any part of the Website or the destruction, corruption or loss of access to any of the data held on the Website.

Part 11: Information Technology

7.	DISPUTES

7.1	So far as the Seller is aware no party is in breach of the terms of any agreement or licence relating to the IT Systems or the Hosting Services.

7.2	So far as the Seller is aware, there are no disputes regarding the operation or performance of the IT Systems or the Hosting Services.

8.	CURRENCY COMPLIANCE

The IT Systems are able to process all functions and transactions denominated in each currency in which the Company does business.

9.	ACCESS TO DATABASES

The Company has unrestricted access from time to time to all information comprised in the Images Database. The Company is solely responsible for adding images to the Images Database and retains a copy of all such images. The Company has in its possession a copy of the Image Database in a durable form which is readable by eye or by the IT Systems.

SCHEDULE 3

Tax

Part 1: Tax definitions and interpretation

1.	Tax definitions

In this schedule the following words and expressions shall have the following meanings unless the context requires otherwise:

“Event”	any act, omission, arrangement, transaction or other event whatsoever (including, without limitation, the entering into this Agreement, Completion, the Company ceasing or having ceased to be a member of any group or associated with any other person for any tax purpose, any change in the residence of any person, the winding-up or dissolution of any person, the death of any individual, the provision of services to the Company by any person (including the employment of any person by the Company or any person holding an office of the Company) and the provision of services or the supply of goods by the Company to any person);

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Relief”

any loss, relief, exemption, allowance, deduction, credit or set-off in respect of Tax or relevant to the computation of Tax and any right to repayment of Tax and:

(a)      any reference to the “use or set-off” of a Relief shall be construed accordingly;

(b)      any reference to the “loss” of a Relief includes the absence, non-existence, reduction or cancellation of any such Relief or such Relief being wholly or partly unavailable; and

(c)      any reference to a “right to repayment of Tax” includes any right to repayment supplement or interest or other similar payment in respect of Tax,

and cognate expressions shall be construed accordingly;

“SSCBA 1992”	the Social Security Contributions and Benefits Act 1992;

“Tax” or “Taxation”

all forms of taxation, duties, rates, levies, withholdings, deductions, charges and imposts imposed in the United Kingdom or elsewhere including but not limited to:

(a)      in the United Kingdom, income tax to which the Pay As You Earn system applies, advance corporation tax, any liability arising under section 419 or 601 ICTA, national insurance contributions, value added tax and input tax with the meaning of section 24 VATA;

(b)      all penalties, surcharges, fines and interest relating to any of the above or to the making of any return or the failure to make or the making of any incomplete or incorrect return in respect of any of the above; and

(c)      any payment by way of settlement or compromise of any Tax Demand or Tax Liability of the Company in respect of any of the above;

“Tax Authority”	HM Revenue and Customs or any other authority, body or official (whether in the United Kingdom or elsewhere) competent to assess, demand, impose, administer or collect

Tax or make any decision or ruling on any matter relating to Tax and:

(a)      in the case of inheritance tax, any person who, pursuant to section 212 Inheritance Tax Act 1984, holds any power to raise an amount of tax by sale, mortgage of, or a terminable charge on, any property or any part of it; and

(b)      in the case of any statutory indemnity or right to recovery, any person having the benefit of the indemnity or right to recovery;

“Tax Demand”

any notice, demand, assessment, letter or other document issued or other action taken by or on behalf of any Tax Authority (or any return or other document prepared or to be prepared by or on behalf of the Company) indicating that:

(a)      the Company or the Buyer has or may have a liability to make a payment of or in respect of Tax; or

(b)      any Relief is, may be or has been (in whole or in part) lost, set-off or used; or

(c)      any of the assets of the Company or the Shares are subject to any charge or any power to raise an amount of inheritance tax by sale or mortgage of, or a terminable charge on, these assets or any part of them resulting from or in consequence of any liability to inheritance tax, and in respect of which a Tax Claim may be made; and

“Tax Liability”	the meaning ascribed to it in paragraph 2.1 of this part 1.

2.	Tax interpretation

2.1	In this schedule reference to a “Tax Liability” includes:

2.1.1	a liability to make any actual payment or increased payment of or in respect of Tax (whether or not such liability is a primary liability and whether or not the person so liable has or may have any right of indemnity or reimbursement (statutory or otherwise) against any other person);

2.1.2	the loss, use or set off of any Relief which has been taken into account in computing, or in obviating the need for, any provision for Tax or deferred tax in the Completion Accounts or which is reflected or shown as an asset in the Completion Accounts;

2.1.3	the use or set off of any Relief which arises in respect of an Event occurring or period ending after Completion where the use or set off of that Relief has the effect of reducing or eliminating any Tax Liability of the Company which would otherwise have given rise to a Tax Claim for which the Seller would have been liable;

2.1.4	the enforcement or exercise of any mortgage or charge or power of sale over any of the Shares or over any assets of the Company in connection with the payment of any amount of inheritance tax,

provided that:

2.1.5	in any case falling within paragraphs 2.1.2 or 2.1.3 of this part 1, where the Relief lost, used or set off would have operated as a deduction from gross income, profits or gains, the Tax Liability shall be treated as being equal to the amount of the Relief multiplied by the top rate of corporation tax payable by companies generally in force at the date of Completion (where the Relief has been lost) or at the date when the Relief is used or set off;

2.1.6	in any case falling within paragraph 2.1.4 of this part 1, the Tax Liability shall be treated as being equal to the amount of inheritance tax which is or is liable to be paid out of the proceeds of enforcement or exercise of the mortgage, charge or power of sale together with the amount of any costs or expenses incurred in connection with such enforcement or exercise which are liable to be paid out of those proceeds.

2.2	In interpreting and applying this schedule:

2.2.1	references to a part are references to one of parts 1 to 4 of this schedule;

2.2.2	any reference to any Event occurring or to anything being the case includes any Event which is deemed to occur and anything which is deemed to be the case for Tax purposes;

2.2.3	any reference to an Event occurring on or before Completion includes a series or combination of Events one or more of which occur on or occurred before Completion;

2.2.4	any reference to income, profits or gains earned, accrued or received or having arisen includes income, profits or gains deemed to be or treated as being earned, accrued or received or as having arisen for any Tax purposes;

2.2.5	any reference to any form of Tax or Relief which exists in the United Kingdom includes a reference to any equivalent or substantially equivalent Tax or Relief in any other relevant country or Tax jurisdiction;

2.2.6	any reference to an Event occurring “in the ordinary course of the Company’s business” in this schedule shall not include:

2.2.6.1	any transaction or arrangement or series of transactions or arrangements which relate to or involve the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) which is not entered into on arm’s length terms;

2.2.6.2	any transaction or arrangement or series of transactions or arrangements which relate to or involve any company becoming or ceasing to be treated as a member of a group of companies or as becoming or ceasing to be associated or connected with any other person for Tax purposes;

2.2.6.3	anything which involves, or leads directly or indirectly to, the receipt by a Company of any demand in respect of any Tax Liability of, or properly attributable to, another person (other than another Company);

2.2.6.4	anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt; or

2.2.6.5	any transaction or arrangement or series of transactions or arrangements which include any step or steps having no commercial or business purpose other than the reduction, avoidance or deferral of a Tax Liability; and

2.2.7	any reference to the last date on which a payment of Tax can be made or to the last date on which the Company is liable to make an actual payment of Tax (and cognate expressions) shall be interpreted as meaning the last date on which a payment in respect of Tax can be made to the appropriate Tax Authority without incurring a liability (contingent or otherwise) to interest or a charge or penalty in respect of late payment of such Tax.

Part 2: Tax Warranties

25.	General

25.1	All returns, computations, information, accounts and notices which are or have been required to be made or given by the Company for any Taxation purpose:

25.1.1	have been made or given within the requisite periods and on a proper basis and were when made and remain true and accurate; and

25.1.2	none of them is, or so far as the Seller is aware is likely to be, the subject of any queries or disputes with HM Revenue & Customs, Customs & Excise or other Tax Authority.

25.2	The Company is not, nor has it been at any time within the last six years, involved in any dispute with or investigation, audit or discovery by any Tax Authority and so far as the Seller is aware no such dispute, investigation, audit or discovery is pending, planned, threatened or likely to arise.

25.3	The Disclosure Letter gives full details of all matters relating to Taxation in respect of which the Company (either alone or jointly with any other person) at the date of this Agreement has an outstanding entitlement:

25.3.1	to make any claim (including a supplementary claim) for relief under any Taxation statute;

25.3.2	to make any election for one type of relief, or one basis, system or method of Taxation as opposed to another;

25.3.3	to make any appeal (including a further appeal) against any assessment to Taxation;

25.3.4	to make any application for the postponement of, or the payment by instalments of, any Taxation; or

25.3.5	to disclaim or require the postponement of any allowance or relief;

or in respect of which the Company is required to make a return or provide information to the relevant Tax Authority and in respect of which the time for making that return or providing that information will expire on or after the date of this Agreement.

25.4	No accounting period of the Company for corporation tax purposes has ended, and the Company has not made any distribution within the meaning of section 209 ICTA, since the Accounts Date.

25.5	The provisions or reserve for Taxation appearing in the Accounts are sufficient (on the basis of the rates of Taxation current at the date of this Agreement) to cover all Taxation for which the Company was at the Accounts Date or may after that date become, or have become, liable to pay or account on, or in respect of or by reference to, any profits, gains or income (whether deemed or actual) for any period ended on or before the Accounts Date, or in respect of any distribution or transaction made or entered into, or deemed made or entered into, on or before the Accounts Date.

25.6	The Company:

25.6.1	has duly and punctually paid all Taxation which it has become liable to pay;

25.6.2	has duly deducted, withheld or collected for payment (as appropriate) all Taxation due to have been deducted, withheld or collected for payment and has accounted for or paid all such Taxation to the relevant Tax Authority, including without limitation pursuant to sections 42A, 43, 118-118K, 119, 123,129, 348, 349, 350, 524, 555-558, 582, 733 and 737 ICTA; and

25.6.3	is not and has not at any time within the last six years been liable to pay interest on or penalties in respect of any unpaid Taxation or default in respect of any Taxation matter.

25.7	In respect of the period starting immediately after the Accounts Date, the Company will not have any liability for Taxation which has not either been paid or is provided for in the Accounts, other than Taxation on profits realised in the ordinary course of trading.

25.8	The Company is not nor is it likely to become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to Taxation) in consequence of the failure by any other person to discharge that Taxation within any specified period or otherwise (including without limitation liability under sections 767A, 767AA and 777 (8) ICTA, sections 189, 190 and 191 TCGA, where that Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or before the date of this Agreement.

25.9	No Tax Authority has agreed to operate any special arrangement (being an arrangement not based on a strict and detailed application of the relevant legislation) in relation to the affairs of the Company, so far as the Seller is aware the Company has not taken any action which would or might alter, prejudice or in any way disturb any arrangement or agreement which it has negotiated with any Tax Authority nor so far as the Seller is aware will any transaction carried out pursuant to this Agreement have such an effect.

25.10	All payments under the Corporation Tax (Instalment Payments) Regulations 1998 which have become due have been paid in the correct amount on or before the due date.

25.11	The Company has sufficient records to permit accurate calculation of the amounts falling due under the Corporation Tax (Instalment Payments) Regulations 1998 after the date of this Agreement insofar as such amounts relate to periods falling wholly or partly prior to the date of this Agreement and the Disclosure Letter sets out the due dates of any payments which will become due after the date of this Agreement under the Corporation Tax (Instalment Payments) Regulations 1998 in respect of such period.

25.12	The Company has all necessary records to calculate any Tax liability or relief or to otherwise determine the Tax consequences that would arise on any disposal or on the realisation of each asset owned by it at the Accounts Date, or acquired since the Accounts Date but before Completion.

26.	Employment and Employee Share Arrangements

26.1	The Company has complied with all regulations made for the purposes of PAYE and national insurance contributions and has kept complete, accurate and up-to-date records and other documents as appropriate or required for those purposes.

26.2	The Company is not under an obligation to pay nor has it since the Accounts Date paid or agreed to pay any compensation for loss of office or any gratuitous payment not fully deductible in computing its income for the purpose of corporation tax.

26.3	The Company does not participate in or operate any give as you earn scheme under section 713 ITEPA or any other payroll giving scheme under part 12 ITEPA or any profit-related pay scheme.

26.4	The Disclosure Letter sets out with express reference to this warranty full details of all current dispensations and notices granted by HM Revenue & Customs relating to the Company under sections 144 and 166 ICTA and sections 65 and 96 ITEPA and full details of any annual settlement arrangements.

26.5	The Shares are neither conditional shares nor convertible shares within the provisions of sections 140A to 140D ICTA.

26.6	The Company has not made any joint elections to transfer the liability for employer’s secondary Class 1 national insurance contributions pursuant to section 4(4)(a) Social Security Contributions and Benefits Act 1992 onto the employee.

27.	VAT

27.1	The Company is a taxable person and is registered for the purposes of VAT and its registration is not subject to any conditions imposed by or agreed with HM Revenue & Customs. The Company is not (nor are there circumstances by virtue of which it may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

27.2	The Company has complied at all times with the statutory requirements, regulations, notices, orders, directions or conditions relating to VAT, including the terms of any agreement made with HM Revenue & Customs. The Company has obtained, maintained and preserved complete, accurate and up to date records as required for the purposes of VAT.

27.3	The Company is not, nor has it at any time within the last six years been liable to any penalty or surcharge, or to the operation of any penal provision under any enactment relating to VAT. The Company has not been required by the Commissioners of Customs & Excise to give security under schedule 11 VATA or otherwise.

27.4	The Company is not nor has it been treated for VAT purposes as a member of any group of companies and no application for it to be so treated has been made at any time.

27.5	No transaction or arrangement has been effected as a result of which the Company is or may be liable for any VAT chargeable against, or as agent for, any other person; and the Company is not, and has not agreed to become, an agent, manager or factor for the purposes of VATA of any person.

27.6	The Company has not made a claim for bad debt relief under section 36 VATA, and there are no circumstances whereby such a claim could be made.

27.7	All supplies made by the Company in the current prescribed accounting period for VAT purposes are taxable and not exempt supplies.

27.8	The Company has no outstanding entitlement to make any claim for repayment supplement or recovery of overpaid VAT under sections 78 to 80 VATA.

27.9	The Company is not bound nor has agreed to become bound by any lease, tenancy or licence in the case of which under its terms or by statute the Company is or could become liable to pay VAT as a result of the making of an election to waive exemption under schedule 10 to VATA and the Company has not agreed with any person to not elect to waive exemption from VAT under schedule 10 to VATA in respect of any land or buildings in which the Company has an interest.

27.10	In the case of each capital item (if any) within the capital goods scheme (as described in Part XV of the Value Added Tax Regulations 1995) owned by the Company at the date of this Agreement in relation to which a liability under the capital goods scheme has arisen or could in future arise on the Company, the Disclosure Letter sets out:

27.10.1	complete and accurate particulars of past adjustments under the capital goods scheme; and

27.10.2	complete and accurate particulars of all matters to date which could be relevant in determining future adjustments under the capital goods scheme.

27.11	No transactions or arrangements involving the Company have taken place or are in existence which are such that a direction has been or could be made under paragraph 1 of schedule 6 or paragraph 1 of schedule 7 VATA (supplies between connected parties).

27.12	The Company has not been required to make any disclosures under the Value Added Tax (Disclosures of Avoidance Schemes) (Designations) Order 2004.

28.	Real Property

28.1	The Company has not at any time acquired any leasehold property upon such terms that the grantor of the lease could be deemed to have foregone any premium or additional premium, nor taken any assignment of a lease granted upon such terms.

28.2	The Company has not entered into any transactions to which the provisions of sections 34, 35, 36, 779 or 780 ICTA (premiums and leaseback or reconveyance of land) have been or could be applied.

28.3	The Company has not been a party to or otherwise involved in any transaction to which the provisions of section 776 and/or section 777 ICTA have been or could be applied, or has acquired any land or any property deriving its value from land with the sole or main object of realising a gain on the disposal of the land.

29.	Chargeable Gains

29.1	The book value of each of the capital assets of the Company in or adopted for the purposes of the Accounts of the Company does not exceed the amount deductible under section 38 TCGA (excluding any indexation allowance.

29.2	No asset owned or agreed to be acquired by the Company (other than plant and machinery in respect of which it is entitled to capital allowances) is a wasting asset within section 44 TCGA.

29.3	The Disclosure Letter sets out full particulars of any claims or elections by the Company under sections 23, 24, 152 to 158, 161, 162, 165, 175 or 247 TCGA or under any other provision which would affect the amount of the chargeable gain or allowable loss which would but for such claim arise on a disposal of any of its assets.

29.4	The Company is not entitled to the benefit of any life assurance policy or any interest in any such policy or a contract for a deferred annuity on the life of any person, the disposal of which would give rise to a chargeable gain.

29.5	No chargeable gain will accrue to the Company on the disposal of any debt owed to it.

29.6	The Company is not entitled to any capital loss to which the provisions of section 18(3) TCGA (connected persons) are applicable.

29.7	The Company has not at any time within the last six years disposed of or acquired any asset in circumstances such that the provisions of sections 17 or 19 TCGA could apply to that disposal or acquisition (transactions not at arm’s length).

29.8	The Company has not been a party to or otherwise involved in any transaction to which sections 29 to 34 TCGA (value shifting) have been or could be applied.

29.9	The Company has not issued any share capital to which the provisions of section 249 ICTA or section 142 TCGA (stock dividends) have been or could be applied, nor does it own any such share capital.

29.10	The Company has not been a party to any transaction to which the provisions of sections 176 or 177 TCGA (depreciatory transactions), 125 TCGA (transfers at an undervalue) or 282 TCGA (gifts) have been or could be applied.

29.11	The Company has not been a party to or otherwise involved in any transaction to which sections 135 to 138A TCGA have been or could be applied.

30.	Groups

30.1	The Company is not, and has never been, a member of a group of companies for the purposes of Tax.

31.	Close Companies

31.1	The Company is not nor has it been a close company as defined in section 414 ICTA (Close companies) or a close investment-holding company as defined in section 13A ICTA (Close investment holding companies).

31.2	No distribution within section 418 ICTA (payments, etc. to participators and associates) has been made by the Company, and no such distribution will be made prior to Completion.

31.3	No loan or advance or debt within section 419 ICTA (loans to participators etc.) or section 422 ICTA (extension of section 419 to loans by controlled companies) has been incurred, made or agreed to be made by the Company, and the Company has not since the Accounts Date released or written off the whole or part of the debt in respect of any such loan or advance.

32.	Capital Allowances

32.1	No balancing charge under CAA (or other legislation relating to any capital allowances) would be made on the Company on the disposal of any pool of assets (that is to say, all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

32.2	The Disclosure Letter contains full details of all disclaimers of capital allowances and writing down allowances on plant and machinery and of any reduction in initial allowances on industrial or agricultural buildings.

32.3	The Company has notified its Inspector of Taxes under section 118 Finance Act 1994 of all expenditure incurred which qualifies for plant and machinery allowances.

32.4	Since the Accounts Date, the Company has not done, omitted to do, agreed to do or permitted to be done, any act as a result of which there may be made a balancing charge, or any disposal value may fall to be brought into account or there may be any recovery of excess relief under the CAA (or any other legislation relating to any capital allowances).

32.5	Save as disclosed in the Disclosure Letter, the Company has not made any claim for capital allowances in respect of any asset which is leased to or from, or hired to or from, the Company and no election affecting the Company has been made, or agreed to be made, under section 177 or section 183 CAA in respect of any such assets.

32.6	Sections 196-199 CAA do not apply to any fixtures acquired by the Company for a capital sum so as to determine the disposal value of the seller of the fixture.

32.7	No asset, expenditure on which by the Company has qualified for a capital allowance under Part I CAA, has at any time since that expenditure was incurred, been used otherwise than as an industrial building or structure.

32.8	The Company does not own any long life assets as defined by section 91 CAA and has not made any election under sections 83(6) and 85 CAA (short-life assets).

32.9	In respect of all plant and machinery held by the Company under any lease:

32.9.1	all those assets have, at all relevant times, been used for a qualifying purpose for the purposes of sections 122 to 125 and 105 to 115 CAA;

32.9.2	all plant and machinery held by the Company under any lease is, and has at all times been, used for a qualifying purpose in the requisite period in accordance with Part 2 CAA and was purchased by the relevant lessor as principal acting for itself and without intervention of any agent; and

32.9.3	no enquiry or investigation is being conducted by HM Revenue & Customs concerning the availability to the lessor of capital allowances in respect of the plant and machinery concerned.

33.	Foreign

33.1	The Company:

33.1.1	has never been resident for tax purposes in any jurisdiction other than the United Kingdom;

33.1.2	has never had a branch, agency, place of business, permanent establishment or other presence for Taxation purposes outside the United Kingdom; and

33.1.3	is not, nor has it at any time within the last six years been, a dual resident company within the meaning of section 404(4) ICTA and the Company has not been a party to a transaction to which section 404 ICTA or any other provision (including any exclusion from a provision) relating to dual resident companies could apply.

33.2	The Company has not been a party to any transaction to which the provisions of sections 135 to 138 Finance Act 1993 (exchange gains and losses) have been or could be applied.

33.3	The Company has not received or become entitled to any income which is “unremittable income” within the meaning of section 584 ICTA, nor has any gain accrued to the Company to which the provisions of section 279 TCGA could apply and the Company has not made a transfer to which section 723 ICTA could apply.

33.4	The Company has not entered into any transaction or agreed to carry out any transaction which is, or would be, unlawful under sections 765 to 767 ICTA. Details of any special consents granted under section 765 are contained in the Disclosure Letter, all conditions attached to such consents have been complied with and such transactions were carried out as described in the application for such consent.

33.5	No circumstances have occurred which could give rise to a liability on the Company under section 132 Finance Act 1988 or sections 185 or 191 TCGA nor has the Company been party to any election under section 187 TCGA (deferral of gains tax on emigration of subsidiary).

33.6	The Company has not received, nor is it entitled to receive, foreign loan interest on which double taxation relief will or may be restricted under the provisions of section 798 ICTA.

33.7	The Company is and always has been exempt from the provisions of section 770, 770A or schedule 28AA ICTA or equivalent legislation or legal principles in any other jurisdiction have been or could be applied thereto. The Company is not nor has it been, involved in any other enquiry in any jurisdiction in relation to the adjustment of profits of associated enterprises for taxation purposes.

33.8	The Company has not received any dividend from overseas companies in respect of which it would not be entitled to receive full credit for underlying tax

34.	Tax Avoidance

34.1	The Company has not entered into any transaction to which the provisions of sections 781 to 785 ICTA have been or could be applied.

34.2	The Company has not been a party to or otherwise involved in any transaction, scheme or arrangement to which the provisions of sections 135, 136, 139, 140A to 140C TCGA or sections 703 to 709 ICTA could apply, other than transactions in respect of which all necessary clearances have been obtained on the basis of complete and accurate disclosure to HM Revenue & Customs of all material facts and considerations material to be known to HM Revenue & Customs.

34.3	Any such consent or clearance as is mentioned above is valid and effective and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance.

34.4	The Company has not entered into any transaction or series of transactions, scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance or reduction of a Taxation liability or for which there was no commercial purpose.

35.	Inheritance Tax

35.1	The Company is not liable, and there are no circumstances in existence as a result of which it may become liable, to be assessed to inheritance tax or any other Taxation as donor or donee of any gift, or transferor or transferee of value and there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise in the Company.

35.2	There are no circumstances under which any power within section 212 Inheritance Tax Act 1984 could be exercised in relation to, and there is no Inland Revenue charge within the meaning of section 237 Inheritance Tax Act 1984 attaching to or over, any shares or securities in or assets of the Company and there are no circumstances which could lead to any such charge arising in the future.

35.3	There has been no alteration of the share capital of the Company within section 98 Inheritance Tax Act 1984 (Effect of alteration of capital, etc).

36.	Stamp Taxes

36.1	There are no circumstances or transactions to which the Company is, or has been, a party which may result in the Company becoming liable to or accountable for stamp duty reserve tax or any penalty in respect of such stamp duty reserve tax.

36.2	All documents to which the Company is a party and/or which relate to or are necessary to prove the title of the Company to any asset owned or possessed by it and/or contain material rights on the part of the Company or on which the Company may need to rely are in the United Kingdom and have been duly stamped after disclosure of all material matters to HM Revenue & Customs.

36.3	The Company has not made any claim for relief or exemption under section 42 Finance Act 1930, section 76 Finance Act 1986, section 151 Finance Act 1995 or stamp duty land tax under schedule 7 Finance Act 2003 in respect of any interest in UK land or buildings which was transferred or granted to it at any time within the last six years.

36.4	The Company does not own any interest in UK land or buildings which is evidenced by an uncompleted contract.

36.5	The Company has paid all stamp duty land tax which it is liable to pay and has made all land transaction returns it is obliged to make within 30 days of the effective date of the transaction.

37.	Loans, Interest and Miscellaneous

37.1	There has been no major change in the nature or conduct of any trade carried on by the Company and the scale of activities of any trade carried on by the Company has not become small or negligible within the meaning of sections 245, 768, 768A or 768B ICTA at any time within the last four years.

37.2	The Company has not at any time capitalised, or agreed to capitalise, in the form of shares or debentures, any profits or reserves of any class or description nor has it issued any share capital as paid up (otherwise than by the receipt of new consideration as defined in section 254(1) ICTA) nor has it passed or agreed to pass any resolution to do so.

37.3	No securities or equity notes (within the meaning of section 254(1) and section 209(9) respectively ICTA) issued by the Company and remaining in issue were issued in such circumstances that the interest payable on them falls or has at any time fallen to be treated as a distribution under section 209 ICTA.

37.4	No rents, interest, annual payments, or other sums of an income nature, paid or payable by the Company, or which the Company is under an obligation to pay in the future, are or may be wholly or partially disallowable as deductions or charges in computing profits or against profits for the purposes of corporation tax by reason of the provisions of sections 74, 79, 79A, 125, 338, 339, 577, 577A, 779 to 784 or 787 ICTA, Chapter II of Part IV of the Finance Act 1996 or otherwise.

37.5	The Company has not at any time issued relevant discounted securities (within schedule 13 Finance Act 1996) or any qualifying corporate bonds (within section 117 TCGA).

37.6	All interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter II of Part IV of the Finance Act 1996 are capable of being brought into account by the Company as a debit for the purposes of that Chapter as and to the extent that they are from time to time recognised in the Company’s accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

37.7	The Company has not been concerned in, or been a party to, any transaction for which any relief has been given under sections 213 to 218 ICTA (demergers), or has made or received a chargeable payment as defined in those sections.

37.8	No government investment in the Company has been written off for the purposes of section 400 ICTA and full particulars of all such government investments are set out in the Disclosure Letter.

37.9	No claims for relief from income tax have been, or will be, made in respect of shares in the capital of the Company under the Enterprise Investment Scheme or the Business Expansion Scheme and the Company is not a qualifying issuing company for the purposes of the Corporate Venturing Scheme.

38.	Intangible Fixed Assets

38.1	No debits or credits would arise for the Company pursuant to schedule 29 Finance Act 2002 if any intangible fixed asset of the Company was disposed of for a consideration equal to the book value shown in or adopted for the purpose of the Accounts.

38.2	The Company has not made and is not entitled to make any claim to have the cost for Taxation purposes of any intangible fixed asset reduced by reference to the proceeds of realisation of any other intangible fixed asset.

38.3	The Accounts have been prepared in accordance with UK generally accepted accounting practice and bring into account for Taxation purposes debits under paragraphs 8 (Expenditure written off as it is incurred) or 9 (Writing down on accounting basis) of schedule 29 Finance Act 2002.

Part 3: Tax Covenant

1.	Covenant to pay

1.1	Subject as provided in this schedule, the Seller covenants with the Buyer to pay to the Buyer an amount equal to any Tax Liability of the Company arising directly or indirectly in consequence of any of the following:
1.1.1	any Event which occurred on or before Completion;

1.1.2	any income, profits or gains earned, accrued, received or which arose on or before Completion;

1.1.3	the Company being or becoming liable in consequence of the failure by any other company:

1.1.3.1	which has at any time (whether before or after Completion) been a member of a group (as defined for any relevant Tax purposes) of which the Company has at any time prior to Completion been a member; or

1.1.3.2	which is or has at any time (whether before or after Completion) been under the control of the Seller or any person or persons that directly or indirectly controlled the Company prior to Completion; or

1.1.3.3	with which the Company has otherwise been connected or associated at any time prior to Completion,

to discharge Tax within a specified period or otherwise;

1.1.4	the Company being or becoming liable in consequence of the failure by any person (in relation to any inheritance tax liability (whether such liability arises before or after Completion) which directly or indirectly relates to a transfer of value occurring on or prior to Completion) to discharge Tax within a specified period or otherwise;

1.1.5	the Company being or becoming liable to make a payment of Tax in consequence of any person other than the Company, the Buyer or any person who controls, or is controlled by, the Buyer (“control” having the meaning ascribed to it in section 840 ICTA) making a payment after Completion (otherwise than where directed to do so by, or with the express written agreement of, the Buyer or the Company) to any person to the extent that, and in circumstances where, such payment can reasonably be taken to constitute remuneration for acts undertaken for, or service rendered to, the Company by any current or former officer or employee of the Company during any period ending on or prior to Completion;

1.1.6	the failure of the Company on or prior to Completion to fully comply with all regulations made for the purposes of PAYE and national insurance contributions; or

1.1.7	any Event that occurs pursuant to, or arises by reason of, the Hive-Across Agreement.

1.2	Subject as provided in this schedule, the Seller covenants with the Buyer to pay to the Buyer an amount equal to:

1.2.1	any Tax Liability of the Company or the Buyer (where such Tax Liability relates to an amount of inheritance tax) arising in consequence of; or

1.2.2	any depletion in or reduction in value of the assets or increase in the liabilities of the Company or the Buyer arising as a result of,

any charge on any of the Shares or on any of the assets of the Company relating to unpaid inheritance tax or any power to raise an amount of inheritance tax by sale or mortgage of, or terminable charge on, any of the Shares or any of the assets of the Company (or any part of them):

1.2.3	where such charge or power exists at Completion; or

1.2.4	where the liability in respect of inheritance tax is payable as a result of:

1.2.4.1	the failure of any person to pay an amount in respect of inheritance tax; or

1.2.4.2	the death of any person within seven years after a transfer of value (or a deemed transfer of value);

provided that the transfer of value (or deemed transfer of value) to which the inheritance tax liability relates occurred on or prior to Completion.

1.3	Subject as provided in this agreement, the Seller covenants with the Buyer to pay to the Buyer an amount equal to all costs and expenses reasonably and properly incurred or payable by the Buyer or the Company in connection with or in consequence of any Tax Liability, Tax Claim or Tax Demand payable by the Seller.

1.4	In determining for the purposes of this paragraph 1 whether a charge on or power to sell, mortgage or charge any of the Shares or assets of the Company exists at any time and in determining the amount of the Tax Liability arising, the fact that any inheritance tax is not yet payable or may be paid by instalments shall be disregarded and such inheritance tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises.

1.5	The provisions of section 213 Inheritance Tax Act 1984 shall not apply to any payments falling to be made pursuant to a Tax Claim.

1.6	Any payment made by the Seller to the Buyer pursuant to this schedule shall, so far as possible, be a reduction in or refund of the consideration payable or paid by the Buyer to the Seller pursuant to this Agreement to the extent permissible by law.

Part 4: Miscellaneous, including exclusions and limitations, conduct of claims and payments

1.	Corresponding benefit

1.1	Where:

1.1.1	a Tax Liability of the Company has been discharged and has resulted in a Relief for the Company which would not otherwise have arisen (a “Relevant Relief”); and

1.1.2	the Seller has made a payment to the Buyer in respect of such Tax Liability under either the Tax Covenant or the Tax Warranties,

upon the Company utilising the Relevant Relief, an amount equivalent to the lesser of:

1.1.3	the amount of Tax which the Company would have been liable to pay but for the utilisation of the Relevant Relief (less an amount equal to the costs and expenses reasonably incurred by the Buyer or the Company in obtaining the Relevant Relief); and

1.1.4	the amount paid by the Seller in respect of the Tax Liability giving rise to the Relevant Relief,

shall firstly be set off against any payment then due from the Seller pursuant to the Warranties or the Tax Covenant and to the extent that no such payment is then due from the Seller, be refunded promptly by the Buyer to the Seller.

1.2	For the purposes of paragraph 1.1 of this part 4, the Company shall not be regarded as utilising a Relevant Relief until the last date upon which it would have been obliged to make an actual payment of Tax (which it would otherwise have had to have paid but for the Relevant Relief) in order to avoid incurring any fine, penalty or interest in respect of unpaid Tax or, in the case or a Relevant Relief consisting of a right to repayment of Tax, the date on which the Company receives cleared funds in respect of such repayment.

1.3	Nothing in this paragraph 1 of part 4 shall oblige the Company to utilise a Relevant Relief in priority to any other Relief then available to it or to maximise the amount of any Relevant Relief and the Company shall for the purposes of this paragraph be deemed to use all other Reliefs then available to it, as permitted by law, as though the Relevant Relief did not exist, in priority to the Relevant Relief in determining when the Relevant Relief is utilised but, subject to the above, the Company shall use its reasonable endeavours to utilise and maximise the Relevant Relief.

1.4	A payment pursuant to this paragraph 1 of part 4 shall be made three Business Days before the date on which the Company would have been liable to make the payment of Tax but for the Relevant Relief.

1.5	The Seller shall be entitled to require, and the Buyer shall procure, that the Company’s auditors shall (at the Seller’s cost) certify the amount of any payment due under this paragraph 1 of part 4.

2.	Third party recovery

2.1	If the Seller has paid an amount to the Buyer in respect of a Tax Liability (pursuant either to the Tax Covenant or the Tax Warranties) and the Company or the Buyer has received a payment or obtained a reimbursement, refund, credit or set-off from any person (other than the Buyer or the Company) in respect of the Tax Liability or has (whether by operation of law, contract or otherwise) a right of reimbursement or refund against any other person or persons (other than the Buyer or the Company) in respect of the Tax Liability, the Buyer shall:

2.1.1	notify the Seller as soon as reasonably practicable; and

2.1.2	in the case of a right of reimbursement or refund, if requested by the Seller and if indemnified and secured to the Buyer’s reasonable satisfaction against all reasonable and proper costs and expenses and any Tax Liability or additional Tax Liability of the Buyer or the Company arising as a result of any action taken pursuant to this paragraph or otherwise, procure that the Company shall take reasonable steps to enforce the right, keeping the Seller fully informed of any progress.

2.2	Where the Buyer or the Company receives an amount from a third party pursuant to paragraph 2.1 of this part 4, an amount equal to the lesser of:

2.2.1	the amount paid by the Seller under this schedule in respect of the Tax Liability in question save to the extent that such amount constitutes a reimbursement of the costs and/or expenses reasonably and properly incurred by the Buyer or the Company in obtaining such amount from the Seller; and

2.2.2	the amount received by the Buyer or the Company from any third party pursuant to this paragraph less:

2.2.2.1	any costs and/or expenses reasonably and properly incurred by the Buyer or Company in obtaining such amount from such third party; and

2.2.2.2	any Tax which the Company or the Buyer reasonably anticipates will be payable in respect of such receipt (or any Tax which it is reasonably anticipated would have been payable in respect thereof but for the availability of a Relief of the type described in paragraph 2.1.2 or 2.1.3 of part 1), shall firstly be set off against any payment then due from the Seller pursuant to the Warranties or the Tax Covenant and to the extent that no such payment is then due from the Seller, be refunded promptly by the Buyer to the Seller.

3.	Grossing-up of payments

3.1	Any amount payable by the Seller to the Buyer pursuant to a Tax Claim shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by any applicable law.

3.2	If any deduction or withholding is required by law to be made from any amount payable pursuant to a Tax Claim, the Seller shall be obliged to pay to the Buyer such increased amount as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

3.3	In the event that any amount paid to the Buyer pursuant to a Tax Claim is or will be chargeable to Tax, the Seller shall be obliged to pay such increased amount as will, after payment of the Tax, leave the Buyer with the same amount that would otherwise have been payable if Tax had not been so chargeable and for these purposes an amount shall be regarded as chargeable to Tax in circumstances where it would have been so chargeable but for the use or set off of a Relief available to the Buyer.

4.	Due date for payment

4.1	Subject always to the provisions of this Agreement where the Seller becomes liable to make any payment pursuant to a Tax Claim in accordance with this Agreement, the due date for the making of the payment shall be:

4.1.1	where the payment relates to a liability of the Company to make an actual payment of Tax, the later of three Business Days prior to the last date on which that payment of Tax can be made and five Business Days after service of a notice of the Tax Demand on the Seller;

4.1.2	where the payment relates to the use or set off of a Relief, the later of three Business Days prior to the last date on which the Company would have been liable to make a payment of Tax but for such use or set off and five Business Days after service of notice of the Tax Demand on the Seller by the Buyer; and

4.1.3	in any other case, the date falling five Business Days after the date of service of a notice of the Tax Demand on the Seller.

4.2	If following Completion any payment required to be made by the Seller pursuant to a Tax Claim is not made by the due date then interest shall be payable on the amount outstanding on a daily basis compounded quarterly from the due date until the date when payment is actually made at the rate of 2% above the base rate from time to time of the Company’s bankers from time to time (or in the absence of such rate at such similar rate as the Buyer shall select).

5.	Conduct of tax litigation

5.1	If following Completion any Tax Demand is received by or comes to the notice of the Buyer or the Company the Buyer shall, as soon as reasonably practicable, give or procure to be given to the Seller written notice of the Tax Demand provided that the giving of such notice shall not be a condition precedent to the liability of the Seller under this schedule in respect of the Tax Demand or otherwise. If any Tax Demand is received by or comes to the notice of the Seller, the Seller shall, as soon as reasonably practicable, give the Buyer notice of the Tax Demand.

5.2	If so requested in writing by the Seller and if the Seller shall indemnify and secure the Company and the Buyer, to the Buyer’s reasonable satisfaction, against the relevant Tax Liability and any additional Tax Liability (including interest and penalties in respect of Tax) and all reasonable and proper costs and expenses which they may incur, the Seller shall be entitled to take over the conduct of all proceedings relating to the Tax Demand in question and, if necessary, the Buyer shall take, or shall procure that the Company takes, such action and gives such information and assistance in connection with the affairs of the Company as the Seller may reasonably request to dispute, resist, appeal or compromise the Tax Liability provided that:

5.2.1	the Buyer shall not be required and the Seller shall not be permitted to make or procure the making of a formal appeal to any tribunal, court, appellate body or judicial authority unless the Seller, at its own expense and after disclosure of all relevant information and documents, obtains and delivers to the Buyer an opinion from appropriate counsel who has been approved for the purpose by the Buyer (such approval not to be unreasonably withheld or delayed) and who has specialised in relevant Tax matters for a minimum of ten years that the appeal has a reasonable chance of success;

5.2.2	the Seller shall keep the Buyer and the Company fully informed as to the progress and consequences of such action and shall consult with the Buyer and the Company as to the action to be taken;

5.2.3	the Seller shall make no settlement or compromise of the relevant Tax Liability which is likely to affect materially the future Tax of the Company or of the Buyer without the prior approval of the Company or the Buyer (as may be appropriate); and

5.2.4	no material communication (written or otherwise) pertaining to the Tax Demand shall be sent to the relevant Tax Authority without having first been approved by the Buyer (such approval not to be unreasonably withheld or delayed).

5.3	The Buyer or the Company shall, without reference to the Seller, be entitled to admit, compromise, settle, discharge or otherwise deal with a Tax Demand on such terms as it may, in its absolute discretion, think fit and without prejudice to any right or remedy under this schedule or this Agreement:

5.3.1	if the Seller has not made the request and provided the indemnity and security referred to in paragraph 5.2 of this part 4 by the earlier of the following dates:

5.3.1.1	the date being fifteen Business Days after the date on which notice of the Tax Demand was given pursuant to paragraph 5.1 or notice of the Tax Demand came to the attention of the Seller; and

5.3.1.2	the date being five Business Days prior to the last date on which an appeal may be made against the Tax Liability to which the Tax Demand relates provided that the Seller has had at least five Business Days’ notice of the Tax Demand;

5.3.2	if written notice is served on the Company or the Buyer by the Seller to the effect that it considers the Tax Demand should no longer be resisted;

5.3.3	if within the period of ten Business Days following the service of a written notice by the Buyer on the Seller requiring the Seller to clarify or explain the terms of any request made under paragraph 5.2 of this part 4, no reasonably satisfactory written clarification or explanation is received by the Buyer within that period;

5.3.4	upon the expiry of any period prescribed by applicable legislation for the making of an appeal against either the Tax Demand in question or the decision of any court or tribunal in respect of any such Tax Demand, as the case may be;

5.3.5	if a Tax Authority alleges that while the Company was under the control of the Seller there was any act or failure to act by the Company or the Seller in connection with the Tax Liability which constitutes fraud;

5.3.6	if the Seller commits any irremediable breach of their obligations referred to in paragraphs 5.2.2, 5.2.3 or 5.2.4 of this part 4; or

5.3.7	if the Seller commits any remediable breach of their obligations referred to in paragraphs 5.2.2, 5.2.3 or 5.2.4 of this part 4 and fail to remedy such breach within five Business Days following the service on the Seller of a written notice by the Buyer specifying the breach and requiring it to be remedied.

6.	Filing of tax returns

6.1	The Buyer (or its duly authorised agents) shall after Completion be responsible (at the Company’s expense) for preparing (or procuring that the Company prepares) the Company’s outstanding and future Tax returns and deal with all matters and correspondence relating thereto and the Seller shall provide the Buyer with such assistance as is reasonably necessary for the returns to be prepared and agreed with the appropriate Tax Authority.

7.	Exclusions and limitations

7.1	The Seller’s liability in relation to any claim under the Tax Covenant shall be limited as described (mutatis mutandis) in paragraph 1.3 of schedule 5 (“Limitations on Seller’s Liability”).

7.2	The Seller’s liability in relation to any claim under the Tax Warranties shall be limited as described (mutatis mutandis) in paragraphs 1.1 to 1.3 (inclusive) of schedule 5 (“Limitations on Seller’s Liability”).

7.3	The Seller shall not be liable in respect of any Tax Claim unless written notice of such claim is given to the Seller prior to the expiry of the period of sixty Business Days following the seventh anniversary of the date of Completion.

7.4	The Seller shall not be liable in respect of any Tax Claim in respect of any Tax Liability to the extent that:

7.4.1	specific provision or reserve for such Tax Liability (excluding any provision or reserve for deferred taxation) is made in the Completion Accounts; or

7.4.2	the Tax Liability has fallen due and been paid in the period between the Accounts Date and Completion without cost or loss to the Buyer and arose in the ordinary course of the Company’s business; or

7.4.3	it arises or is increased as a result of any increase in the rates of Tax announced and coming into force with retrospective effect after the date of Completion; or

7.4.4	it arises or is increased as a result of any imposition of new Tax or the introduction of or change in any legislation or applicable law or the change in the published practice of or concessions made by any Tax Authority announced and taking effect with retrospective effect after the date of Completion; or

7.4.5	it would not have arisen but for a transaction entered into or other voluntary act on the part of the Company or the Buyer after Completion which:

7.4.5.1	is neither in the ordinary course of the Company’s business, as carried on at the date of this Agreement nor pursuant to a legally binding obligation entered into before Completion;

7.4.5.2	could reasonably have been avoided; and

7.4.5.3	the Buyer was aware would give rise to the Tax Liability; or

7.4.6	such liability arises or is increased by virtue of the failure or omission by the Company to make any claim, election, surrender or disclaimer or give any notice or consent to any other matter or do any other thing after Completion (otherwise than at the request of the Seller), the making, giving or doing of which was taken into account or assumed in computing any provision or reserve for Tax in the Accounts and where sufficient details of such claim, election, surrender, disclaimer, notice or consent are included in the Disclosure Letter with specific reference to this paragraph; or

7.4.7	such Tax Liability would not have arisen but for some Event occurring at the specific written request of the Buyer or its representatives; or

7.4.8	recovery has already been made in respect of the Tax Liability by the Buyer under the Tax Warranties, the Tax Covenant or any other provision of this Agreement; or

7.4.9	it has been discharged or made good without cost or loss to the Buyer.

SCHEDULE 4

Property

1.	Leasehold Property with unregistered title

Present lessee (owner)	Date of lease	Parties	Term	Current rental	Short description	Use
Bananastock Limited	12 January 2005	Margaret Jill Freeman (1) Bananastock (2)	5 years from 12 January 2005	£ 32,646.75	The Stables and West Barn, Brightwell, Baldwin, Oxfordshire	Offices

SCHEDULE 5

Limitations on Seller’s Liability

1.	FINANCIAL LIMITS

1.1	The Seller shall not be liable in respect of any Warranty Claim or a claim for breach of the Tax Warranties unless it has a liability in respect of that Warranty Claim or claim for breach of the Tax Warranties in excess of £10,000.

1.2	The Seller shall not be liable in respect of any Warranty Claim or a claim for breach of the Tax Warranties unless it has an aggregate liability in respect of all Warranty Claims or claims for breach of the Tax Warranties (excluding all Warranty Claims or claims for breach of the Tax Warranties for which the Seller has no liability by reason of paragraph 1.1) in excess of £75,000, and in such circumstances it shall be liable for the full amount of all Warranty Claims and claims for breach of the Tax Warranties (excluding all Warranty Claims or claims for breach of the Tax Warranties for which the Seller has no liability by reason of paragraph 1.1).

1.3	The aggregate liability of the Seller for all Warranty Claims, Tax Claims and claims under clause 9.10 of this Agreement shall not exceed £10,883,713 plus any further sums payable by the Buyer in accordance with clause 5.1.

2.	TIME LIMITS

The Seller shall not be liable in respect of any Warranty Claim unless written notice of that Warranty Claim is given to the Seller on or before the date falling 18 months after the Completion Date.

3.	SPECIFIC LIMITATIONS

3.1	The Seller shall not be liable in respect of a Warranty Claim:

3.1.1	to the extent that the matter giving rise to the Claim would not have arisen but for the passing of, or a change in, after the date of this Agreement, a law, rule, regulation, published interpretation of the law or administrative practice of a government, governmental department, agent or regulatory body or an increase in the taxation rates or in position of taxation in each case not actually or respectively enforced at the date of this Agreement;

3.1.2	to the extent of the matter giving rise to the Claim is an amount in respect of which the Buyer or any Associate of the Buyer (including any member of the Buyer’s Group) has recovered from a third party, whether under a provision of applicable law, insurance policy or otherwise howsoever;

3.1.3	to the extent that such breach or claim arises as a result of any change, following completion, in the accounting basis or policies in accordance with which the Company values its assets or calculated liabilities or any other change in accounting practice.

3.2	The Buyer is not entitled to recover for the same loss or amount more than once under this Agreement, the Hive Across Agreement or the Production Agreement or otherwise obtain reimbursement or restitution more than once for the same loss or amount under this Agreement, the Hive Across Agreement or the Production Agreement.

SCHEDULE 6

Completion Accounts

Part 1: Basis of Preparation of the Completion Accounts

The Completion Accounts shall be drawn up in accordance with the following:

1.	the following specific policies and adjustments:

1.1	Accounting Convention

The Completion Accounts shall be prepared under the historic cost convention.

1.2	Fixed Assets and Intangible Assets

Fixed Assets and Intangible Assets (which includes the image library) shall be valued at zero in the Completion Accounts.

1.3	Debtors

(i)	A specific bad debt provision will be raised for the full amount of any debtor balances that are disputed by the customer concerned.

(ii)	A general bad debt provision will be raised against aged debtors at Completion as appropriate based on the Company’s historic aged debtor recovery rate.

1.4	Revenue recognition

(i)	Revenue shall only be recognised for goods and services provided by the Company or its agents prior to Completion.

(ii)	To the extent that daily sales data is not available for the month of Completion, revenue for the period before Completion (in the month of Completion only) shall be calculated by pro rating the total revenue for the month of Completion.

(iii)	Any cash amounts received or receivable in respect of goods and services to be provided after Completion shall be treated as deferred income and included as a liability within Net Current Assets.

1.5	Stock

(i)	Shall exclude any amounts in respect of the image library.

(ii)	Individual compact discs shall be valued at the lower of £1 and net realisable value.

1.6	Cash

The Cash balance per the nominal ledger shall be fully reconciled to the bank statements balances as at the Completion Date. Any un-reconciled debit balances shall be written off.

1.7	Balances with the Seller

Amounts receivable from the Seller or Associates will be recognised in the Completion Accounts to the extent paid by the time of delivery of the draft Completion Accounts to the Seller.

1.8	Trade Creditors, accruals

(i)	An accrual will be made for all audit and accountancy fees relating to the pre Completion period by pro rating the cost incurred in the prior year.

(ii)	An accrual will be made for all of the Seller’s professional fees in respect of the transaction to the extent they are payable by the Company after Completion.

(iii)	All staff salaries and wages (including PAYE, National Insurance, Statutory Sick Pay, Statutory Maternity Pay, employee and employer Pension contributions, amounts claimed by directors in office prior to Completion and any other payroll related charges or deductions) and accrued but unused holiday pay will be accrued in full up to Completion.

(iv)	An accrual will be made for employee bonuses (including social security and any other Taxes thereon) earned prior to Completion.

(v)	An accrual will be made for all audit and accountancy fees relating to the pre Completion period by pro rating the cost incurred in the prior year.

(vi)	An accrual will be made for all commissions payable in respect of revenue based on actual commission rates stipulated in each commission agreement where applicable.

(vii)	An accrual for all Tax payable in relation to periods pre-Completion.

1.9	Other liabilities and provisions

(i)	A full provision shall be included in Net Current Assets for dividends payable to the Seller which remain unpaid as at Completion.

(ii)	Provision shall be made for the estimated amount payable in respect of any litigation matters relating to pre completion events.

(iii)	Provision shall be made for any contingent liabilities relating to pre completion events.

1.10	Post-balance sheet events

Any adjusting post balance sheet events arising up to the date of delivery of the draft Completion Accounts shall be taken into account in the Completion Accounts.

1.11	Asset reclassification

There shall be no reclassification of items treated as fixed assets in the Accounts to Net Current Assets and any similar items acquired since the Accounts Date shall be classified as fixed assets in the Completion Accounts.

2.	to the extent not covered by paragraph 1, in accordance with generally accepted accounting principles and practices in the UK (which for the avoidance of doubt shall exclude International Financial Reporting Standards) in force at the Accounts Date; and

3.	to the extent not covered by paragraphs 1 and 2, the other accounting policies, principles, practices, evaluation rules and procedures, methods and bases adopted by the Company in preparation of the Accounts for the financial year ending on the Accounts Date.

Part 2: Net Current Asset Statement

To:	Ms C Yeulet

Henley House

Howe Road

Watlington

Oxfordshire OX49 5EL

and

Mr D Sinanan

SRLV

1 Conduit Street

London

W1S 2XA

Dear Madam

We refer to the agreement (“Agreement”) between Ms Yeulet and us dated [                    ] 2005 providing for the sale to us of the entire issued share capital of Bananastock Limited.

We enclose a copy of the Completion Accounts (as defined in the Agreement) drawn up, in our opinion, in accordance with part 1 of schedule 7 of the Agreement.

On the basis of the Completion Accounts, the Net Current Asset Value (as defined in the Agreement) is equal to the sum of £[•].

for and on behalf of
JupiterImages (UK) Limited

Part 3: Format of Completion Accounts

Format of Completion Accounts (for illustrative purposes only)

Balance Sheet

£
Fixed Assets
Tangible fixed assets		X
Intangible fixed assets		X

	A	X

Current Assets
Stocks
Raw materials and consumables		X
Work in progress		X
Finished goods and goods for resale		X
Payments on account		X

Debtors
Trade debtors		X
Other debtors		X
Prepayments and accrued income		X

Cash at bank and in hand		X

	B	X

Current Liabilities
Bank loans and overdrafts		X
Payments received on account		X
Trade creditors		X
Other creditors including taxation and social security		X

Accrual and deferred income		X

	C	X

Net Current Assets Value	D=B-C	X

Provisions for liabilities and charges	E	X

Net Assets	F=A+D-E	X

Note: all amounts shall be shown as positive balances except where indicated.

Profit and Loss Account

£
Turnover	X
Cost of sales	(X)

Gross Profit

X / (X)
Administrative expenses	(X)

Operating profit	X / (X)
Other interest receivable and similar income	X
Interest payable and similar charges	(X)

Profit on ordinary activities before taxation

X / (X)
Tax on profit on ordinary activities	X / (X)

Profit on ordinary activities after taxation	X / (X)

SIGNED by	)
CATHERINE SARA YEULET	)	/s/ Catherine Sara Yeulet

SIGNED by	)
duly authorised on behalf of	)	/s/ Christopher S. Cardell
JUPITERIMAGES (UK) LIMITED	)